     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 1994

                                                         REGISTRATION NO. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              ----------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                              ----------------

                                 WABAN INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 33-0109661
   (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                               ----------------

                                ONE MERCER ROAD
                          NATICK, MASSACHUSETTS 01760
                                 (508) 651-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DALE N. GARTH
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                   WABAN INC.
                                ONE MERCER ROAD
                          NATICK, MASSACHUSETTS 01760
                                 (508) 651-6500
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
        MARK G. BORDEN, ESQ.                      DENNIS J. BLOCK, ESQ.
            HALE AND DORR                        WEIL, GOTSHAL & MANGES
           60 STATE STREET                          767 FIFTH AVENUE
     BOSTON, MASSACHUSETTS 02109                NEW YORK, NEW YORK 10153
           (617) 526-6000                            (212) 300-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                         PROPOSED       PROPOSED
     TITLE OF EACH                       MAXIMUM        MAXIMUM      AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE OFFERING PRICE   AGGREGATE    REGISTRATION
    TO BE REGISTERED      REGISTERED     PER UNIT    OFFERING PRICE     FEE
- --------------------------------------------------------------------------------
% Senior Subordinated
 Notes.................  $100,000,000      100%       $100,000,000    $34,483

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 15, 1994

PROSPECTUS

                                  $100,000,000

                                   WABAN INC.

                      % SENIOR SUBORDINATED NOTES DUE 2004

                                  -----------

  The   % Senior Subordinated Notes due       , 2004 (the "Notes") of Waban
Inc. (the "Company") offered hereby will bear interest at the rate of   % per
annum, payable semi-annually in arrears on       and       of each year,
commencing        , 1994.

  The Notes will be redeemable at the option of the Company, in whole or in
part, at any time and from time to time, on and after      , 1999, at the
redemption prices set forth herein, together with accrued and unpaid interest. See "Description of Notes--Optional Redemption." Upon a Change of Control (as defined), holders of Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of Notes--Change of Control."

  The Notes will be unsecured obligations and will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As of January 29, 1994, Senior Indebtedness was approximately $78,300,000, and the Company had available borrowings of $80,000,000 under its bank credit agreement, which would constitute Senior Indebtedness. Subject to certain restrictions, the Indenture pursuant to which the Notes will be issued permits the Company to incur additional indebtedness, but prohibits the incurrence of any indebtedness that is senior to the Notes but subordinate to Senior Indebtedness.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange.

  FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES, SEE "CERTAIN INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            PRICE TO  UNDERWRITING  PROCEEDS TO
                                            PUBLIC(1) DISCOUNT(2)  COMPANY(1)(3)
- --------------------------------------------------------------------------------
Per Note...................................      %          %             %
- --------------------------------------------------------------------------------
Total......................................  $           $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from      , 1994.
(2) The Company has agreed to indemnify the Underwriter against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $   .

  The Notes are offered by Bear, Stearns & Co. Inc., subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the Notes
will be made against payment therefor on or about     , 1994 at the offices of
Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                                  -----------

                            BEAR, STEARNS & CO. INC.

                                     , 1994

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1993 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 1993, July 31, 1993 and October 30, 1993.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Investor Relations, Waban Inc., One Mercer Road, Natick, Massachusetts 01760 (telephone number: (508) 651-
6500).
                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Fiscal year references refer to the Company's fiscal year, which ends on the last Saturday of January of each year.

                                  THE COMPANY

  Waban Inc. ("Waban" or the "Company") operates two warehouse merchandising businesses: BJ's Wholesale Club ("BJ's") and HomeBase. BJ's operates 52 food and general merchandise membership warehouse clubs located mainly in the northeastern United States. HomeBase sells a broad selection of home improvement and building supply products through 82 warehouse stores located in the western United States. Both BJ's and HomeBase utilize the efficiencies provided by the warehouse merchandising format to offer their customers first-quality, brand-name merchandise at prices substantially below those available through traditional channels of distribution. The Company's sales have grown from $2.1 billion in fiscal 1990 to $3.6 billion in fiscal 1994, and its total number of stores has increased from 81 at the end of fiscal 1990 to 134 at the end of fiscal 1994.

  BJ's introduced the warehouse club concept to New England in 1984 and is the third largest membership warehouse chain in the country. BJ's now operates 52 warehouse clubs in 11 northeastern states and Florida with over 2.6 million members. BJ's is a high volume, low-price, low-margin membership warehouse club which sells a narrow assortment of brand-name food and general merchandise within a wide range of product categories. By limiting its product assortment and taking advantage of the productivity and efficiency of the warehouse format, BJ's is able to offer its members substantial savings over many other channels of wholesale and retail distribution. Maintaining a low operating cost structure is a critical element of the BJ's strategy. BJ's has grown from 23 warehouse clubs and sales of $1.0 billion in fiscal 1990 to 52 warehouse clubs and sales of $2.0 billion in fiscal 1994. The membership warehouse club industry has grown from sales of approximately $14 billion in calendar 1988 to sales of approximately $39 billion in calendar 1993.

  BJ's strategy is to continue to strengthen its market position in the northeastern United States by opening additional warehouse clubs, attracting new members to existing warehouse clubs and increasing BJ's share of members' overall retail spending. The Company believes that its regional strategy of concentrating its resources in the Northeast enables it to compete more effectively with large, national warehouse club chains. BJ's opened 13 new warehouse clubs in fiscal 1994 and expects to open approximately 15 warehouse clubs during fiscal 1995 (including the relocation of one warehouse club). All of the BJ's warehouse clubs opened in fiscal 1994 and those planned to be opened in fiscal 1995 are in the Northeast.

  HomeBase is the second largest operator of home improvement warehouse stores in the western United States and is one of the nation's four largest home improvement merchandisers using a warehouse format. HomeBase offers a very broad assortment of home improvement and building supply products at attractive prices to a customer base that includes both serious and casual "Do-It-Yourself" customers, as well as professional contractors. This merchandising presentation is supported by a strong commitment to customer service aimed at developing ongoing relationships with its customers. HomeBase has grown from 58 warehouse stores and sales of $1.1 billion in fiscal 1990 to 82 warehouse stores and sales of $1.6 billion in fiscal 1994. The Company believes that the total market for home improvement products was approximately $115 billion in calendar 1993. The home improvement market is highly fragmented and the warehouse format continues to gain an increasing share of the market.

  HomeBase is currently implementing a series of strategic initiatives designed to strengthen its market position in the western United States and improve its profitability. These initiatives include (i) a significant increase in the level of customer service offered at HomeBase stores, through an increase in the number of salespeople, including hiring experienced tradespeople and others with specialized product knowledge in home improvement fields, and enhanced sales and service training for both new and existing store employees, (ii) improvement in gross margin through buying efficiencies created by centralization of the merchandise replenishment function, improved distribution of merchandise to reduce freight costs, and selective price increases, and (iii) an aggressive marketing program to communicate to customers the benefits of shopping at HomeBase and its improved levels of customer service. In the third quarter of fiscal 1994, a new management team, led by a senior executive from BJ's, was installed at HomeBase to implement these strategic initiatives.

  In the fourth quarter of fiscal 1994, the Company recorded a pre-tax restructuring charge of $101.1 million, primarily to cover expenses related to the repositioning of HomeBase. The restructuring is designed to enable HomeBase to focus its management efforts and financial resources on strengthening its competitive position in the western United States. This charge reflects (i) the closing of all eight of the Company's stores in midwestern markets (Chicago and Toledo), which were outside HomeBase's primary market area, (ii) the planned closing of 16 additional stores where the potential to achieve the Company's objectives is limited, and (iii) liquidating certain discontinued merchandise. The Company closed the eight stores in the Midwest in January 1994 and has disposed of five of these locations. The Company is actively seeking to sell or sublease the remaining three midwestern stores, as well as the other 16 stores identified for closing. HomeBase plans to open approximately four new warehouse stores in the western United States during fiscal 1995. See "Preliminary Results for Fiscal 1994."

  The Company was formed in 1989, when Zayre Corp. (now The TJX Companies, Inc. ("TJX")), as part of its restructuring, combined its BJ's Wholesale Club and HomeBase divisions to form "Waban Inc." In June 1989, TJX distributed all of the Company's outstanding common stock to its shareholders on a pro rata basis.

  The address of the Company is One Mercer Road, Natick, Massachusetts 01760, telephone number (508) 651-6500. Unless the context otherwise requires, the term "Company" refers to Waban Inc. and its subsidiaries.

                                  THE OFFERING

Securities Offered..........  $100,000,000 principal amount of  % Senior Subor-
                              dinated Notes due     , 2004 (the "Notes").

Interest Payment Dates......      and     , commencing    , 1994.

Maturity Date...............       , 2004.

Optional Redemption.........  Redeemable at the Company's option, in whole or in part, at any time and from time to time, on
                              and after     , 1999, initially at  % of princi-
                              pal amount and thereafter at prices declining to
                              100% from and after      , 2002.

                              Upon a Change of Control (as defined), holders of
Change of Control...........  Notes will have the right, subject to certain re-
                              strictions and conditions, to require the Company to purchase all or any part of their Notes at 101% of the principal amount thereof, plus ac-crued and unpaid interest thereon to the date of purchase. A Change of Control would constitute an event of default under the Company's Credit Agreement, the 9.58% Notes due 1998 and the Con-vertible Subordinated Debentures due 2002 and could result in the acceleration of the Company's debt repayment obligations thereunder. In such event, the Company may not have sufficient re-sources to satisfy all its repayment and repur-chase obligations. See "Description of Notes-- Change of Control."

Ranking.....................  Subordinate to all existing and future Senior In-
                              debtedness (as defined) of the Company and effec-tively subordinate to all indebtedness and other liabilities of subsidiaries of the Company. As of January 29, 1994, Senior Indebtedness was approx-imately $78,300,000, and the Company had avail-able borrowings of $80,000,000 under its bank credit agreement, which would constitute Senior Indebtedness. Subject to certain restrictions, the indenture pursuant to which the Notes will be issued (the "Indenture") permits the Company to incur additional indebtedness, including Senior Indebtedness. However, the Indenture prohibits the Company from incurring any indebtedness that is senior to the Notes but subordinate to Senior Indebtedness. See "Description of Notes--Subordi-nation."

Certain Covenants...........  The Indenture restricts, among other things, the payment of dividends, the repurchase of capital stock and the making of certain other Restricted Payments (as defined), the incurrence of addi-tional indebtedness, the making of certain In-vestments (as defined), and certain mergers, con-solidations or sales of assets. Upon certain sales of assets, the Company will be required to offer to purchase, at 100% of their principal amount plus accrued and unpaid interest, if any, Notes in principal amount equal to any net cash proceeds which are not invested in properties and assets in the warehouse merchandising business or applied to permanently reduce Senior Indebted-ness. See "Description of Notes--Certain Covenants."

Use of Proceeds.............  The net proceeds of this offering, estimated at
                              $   , will be used (i) to fund the opening of new
                              stores, including the acquisition of real estate and the construction of stores, (ii) to make scheduled principal repayments on Senior Indebt-edness, including a $12 million principal payment due in May 1994 on the Company's Senior Notes,
                              (iii) to repay short-term borrowings (subject to reborrowing) under the Company's bank credit agreement (under which $20 million was outstand-ing at February 26, 1994), and (iv) for general corporate purposes.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial data of the Company for each of the five fiscal years ended January 30, 1993 is derived from the Company's consolidated financial statements, including the notes thereto, which have been audited by Coopers & Lybrand, the Company's independent accountants. The financial statements of the Company include the financial statements of those subsidiaries of TJX which operated TJX's warehouse club segment prior to June 14, 1989. The data for the thirty-nine weeks ended October 24, 1992 and October 30, 1993, are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for such interim periods. The Company operates on a 52- or 53-week fiscal year, ending the last Saturday in January of each year. Fiscal 1993 was a 53-week year. This selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing elsewhere herein.

                                                                                   THIRTY-NINE
                                       FISCAL YEAR ENDED                           WEEKS ENDED
                          ----------------------------------------------------  ------------------
                          JAN. 28,  JAN. 27,  JAN. 26,    JAN. 25,    JAN. 30,  OCT. 24,  OCT. 30,
                            1989      1990      1991        1992        1993      1992      1993
                          --------  --------  --------    --------    --------  --------  --------
                            (DOLLARS IN MILLIONS EXCEPT RATIOS AND PER SHARE AMOUNTS)
OPERATING DATA:
Net sales...............  $1,652.5  $2,056.5  $2,409.7    $2,783.6    $3,357.8  $2,420.2  $2,699.1
Operating income........      42.0      51.6      36.2(1)     52.2(2)     74.6      51.7      51.4
Interest expense, net...      13.2       3.1       5.5         3.3         6.3       3.1       9.1
Net income..............      17.2      28.8      18.4(1)     30.0(2)     44.2      30.2      27.1(4)
Net income per common
 share(3)
 Primary................       --       1.01       .64(1)     1.01(2)     1.33       .91       .82(4)
 Fully diluted..........       --       1.01       .64(1)     1.01(2)     1.31       .90       .81(4)
OTHER DATA:
EBITDA(5)...............  $   52.5  $   66.6  $   54.3    $   74.3    $  104.4  $   73.1  $   78.5
Depreciation & amortiza-
 tion...................      10.5      15.0      18.1        22.1        29.8      21.4      27.1
Growth in EBITDA........     114.4%     26.8%    (18.6)%      37.1%       40.4%     43.0%      7.4%
EBITDA/Total interest
 expense................       4.0x     17.0x      9.7x       10.4x        9.5x      9.7x      7.8x
Total long-term
 debt/EBITDA............       0.6x      0.5x      0.5x        1.2x        1.8x      2.6x      2.3x
Total long-term debt as
 a percentage of
 total capitalization...      11.9%     10.6%      9.3%       18.3%       30.6%     31.4%     27.7%
Capital expenditures
 Existing stores........  $    8.5  $   23.0  $   12.8    $   26.2    $   24.9  $   21.8  $   15.8
 New stores, other than
  real estate...........      13.8      13.7      14.2        18.8        41.1      29.6      24.0
 Purchase of real es-
  tate..................       0.6       6.1       7.9        29.3        99.8      71.8      52.5
                          --------  --------  --------    --------    --------  --------  --------
 Total..................  $   22.9  $   42.8  $   34.9    $   74.3    $  165.8  $  123.2  $   92.3
                          ========  ========  ========    ========    ========  ========  ========
Number of stores (at end
 of period).............        68        81        93         102         125       120       137
BALANCE SHEET DATA:
Working capital.........  $  136.1  $  137.7  $  154.3    $  268.6    $  285.8  $  301.9  $  236.6
Total assets............     456.7     537.3     579.8       786.4     1,007.0   1,036.9   1,124.3
Long-term debt (includ-
 ing capital leases)....      32.8      31.4      29.2        86.8       192.6     192.4     177.9
Loans and advances from
 TJX....................     195.6       --        --          --          --        --        --
Stockholders' equity....      46.7     265.3     284.2       388.6       436.6     420.9     464.6

- --------
(1) After a charge of $8.8 million before taxes ($5.3 million after taxes, $.18 per share) for the discontinuation of HomeBase's membership program.
(2) After charges of $3.4 million before taxes ($2.1 million after taxes, $.07 per share) for changing the name of HomeClub to HomeBase and $5.5 million before taxes ($3.3 million after taxes, $.11 per share) for closing four BJ's warehouse clubs in the Chicago market.
(3) In accordance with Securities and Exchange Commission (the "Commission") rules, historical earnings per share for periods prior to the public issuance of the Company's Common Stock are not presented.
(4) Effective January 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," resulting in net after-tax income of approximately $.9 million, or $.03 per share, in the first quarter of fiscal 1994.
(5) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of the Company's ability to service its cash requirements. EBITDA should not be considered in isolation from, or as a substitute for, net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                      PRELIMINARY RESULTS FOR FISCAL 1994

  The following table sets forth summary unaudited financial results of the Company for the fourth quarter and fiscal year ended January 29, 1994. The fiscal quarter and year ended January 29, 1994 contained 13 and 52 weeks, respectively, while the fiscal quarter and year ended January 30, 1993 contained 14 and 53 weeks, respectively.

                                 QUARTER ENDED             FISCAL YEAR ENDED
                          --------------------------- ---------------------------
                          JAN. 30, 1993 JAN. 29, 1994 JAN. 30, 1993 JAN. 29, 1994
                          ------------- ------------- ------------- -------------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Net sales...............     $937.6        $890.3       $3,357.8      $3,589.3
Cost of sales, including
 buying and occupancy
 costs..................      801.7         762.6        2,881.3       3,086.7
Selling, general and ad-
 ministrative expenses..      113.1          99.5          401.9         423.0
Restructuring charge(1).        --          101.1            --          101.1
                             ------        ------       --------      --------
Operating income........       22.8         (72.9)          74.6         (21.5)
Interest on debt and
 capital leases, net....        3.2           3.4            6.3          12.5
                             ------        ------       --------      --------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting principle
 changes................       19.6         (76.3)          68.3         (34.0)
Provision (benefit) for
 income taxes...........        5.5         (31.4)          24.1         (15.3)
                             ------        ------       --------      --------
Income (loss) before
 cumulative effect of
 accounting principle
 changes................       14.1         (44.9)          44.2         (18.7)
Cumulative effect of ac-
 counting principle
 changes(2).............        --            --             --            0.9
                             ------        ------       --------      --------
Net income (loss).......     $ 14.1        $(44.9)      $   44.2      $  (17.8)
                             ======        ======       ========      ========
Primary earnings (loss)
 per share:
 Income (loss) before
  cumulative effect of
  accounting principle
  changes...............     $ 0.42        $(1.36)      $   1.33      $  (0.56)
 Cumulative effect of
  accounting principle
  changes...............        --            --             --           0.02
                             ------        ------       --------      --------
 Net income (loss)......     $ 0.42        $(1.36)      $   1.33      $  (0.54)
                             ======        ======       ========      ========
Fully diluted earnings
 (loss) per share:
 Income (loss) before
  cumulative effect of
  accounting principle
  changes...............     $ 0.41        $(1.36)      $   1.31      $  (0.56)
 Cumulative effect of
  accounting principle
  changes...............        --            --             --           0.02
                             ------        ------       --------      --------
 Net income (loss)......     $ 0.41        $(1.36)      $   1.31      $  (0.54)
                             ======        ======       ========      ========
OTHER DATA:
EBITDA(1)(3)............     $ 31.3        $(62.9)      $  104.4      $   15.6
SELECTED SEGMENT DATA:
Net sales:
 BJ's Wholesale Club....     $563.7        $600.0       $1,786.9      $2,003.4
 HomeBase...............      373.9         290.3        1,570.9       1,585.9
                             ------        ------       --------      --------
  Total.................     $937.6        $890.3       $3,357.8      $3,589.3
                             ======        ======       ========      ========
Operating income (loss):
 BJ's Wholesale Club....     $ 17.3        $ 22.5       $   35.4      $   45.2
 HomeBase (net of $98.5
  restructuring charge
  in fiscal 1994).......        8.0         (90.9)          47.2         (55.8)
 General corporate
  expense (including
  $2.6 restructuring
  charge in fiscal
  1994).................       (2.5)         (4.5)          (8.0)        (10.9)
                             ------        ------       --------      --------
  Total.................       22.8         (72.9)          74.6         (21.5)
Interest on debt and
 capital leases, net....        3.2           3.4            6.3          12.5
                             ------        ------       --------      --------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting principle
 changes................     $ 19.6        $(76.3)      $   68.3      $  (34.0)
                             ======        ======       ========      ========
Number of stores at end
 of period:
 BJ's Wholesale Club....         39            52             39            52
 HomeBase...............         86            82             86            82

                                               JANUARY 30, 1993 JANUARY 29, 1994
                                               ---------------- ----------------
                                                         (IN MILLIONS)
BALANCE SHEET DATA:
Working capital...............................     $  285.8         $  203.8
Total assets..................................      1,007.0          1,073.0
Long-term debt (including capital leases).....        192.6            174.1
Stockholders' equity..........................        436.6            420.5

- --------
(1) In the fourth quarter of fiscal 1994, the Company recorded a pre-tax restructuring charge of $101.1 million ($60.2 million post-tax) for non-recurring expenses primarily related to the repositioning of its HomeBase division. See discussion below.
(2) The cumulative effect of accounting principle changes included the following post-tax items (in millions):

     Statement of Financial Accounting Standards (SFAS) No. 109,
      "Accounting for Income Taxes"..................................... $1.6
     SFAS No. 106, "Employers' Accounting for Postretirement Benefits
      Other than Pensions" and SFAS No. 112, "Employers' Accounting for
      Postemployment Benefits".......................................... (0.7)
                                                                         ----
                                                                         $0.9
                                                                         ====

(3) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of the Company's ability to service its cash requirements. EBITDA should not be considered in isolation from, or as a substitute for, net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

  Results for the fourth quarter of fiscal 1994 include a pre-tax restructuring charge of $101.1 million, primarily to cover expenses related to the repositioning of HomeBase. The restructuring is designed to enable HomeBase to focus its management efforts and financial resources on strengthening its competitive position in the western United States. This charge reflects (i) closing all of the Company's eight stores in midwestern markets (Chicago and Toledo), which are outside HomeBase's primary market,
(ii) closing or relocating approximately 16 additional stores where the potential to achieve the Company's objectives is limited, and (iii) liquidating certain discontinued merchandise. The Company closed the eight stores in the Midwest in January 1994 and has disposed of five of these locations. The Company is actively seeking to sell or sublease the remaining three midwestern stores, as well as the other 16 stores identified for closing. The restructuring charge also includes certain non-recurring administrative expenses. The results at HomeBase for the fourth quarter and fiscal year ended January 29, 1994 exclude sales and operating income or losses since October 31, 1993 for the eight midwestern HomeBase stores that have been closed and since November 28, 1993 for the 16 HomeBase stores that are planned to be closed.

  With the effects of the restructuring, total sales of the Company decreased by 5.1% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and increased by 6.9% from fiscal 1993 to fiscal 1994. Comparable store sales on a same-week basis decreased by 5.4% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 6.4% from fiscal 1993 to fiscal 1994.

  In addition to the $60.2 million post-tax ($101.1 million pre-tax) restructuring charge described above, the results for the fourth quarter of fiscal 1994 reflect a $1.3 million post-tax charge to cover the cost of relocating the BJ's warehouse club in Syracuse, New York. The results of the Company for full year fiscal 1994 also included a post-tax expense of $.6 million related to the resignation of the Company's previous president and post-tax income of $.9 million resulting from the adoption of certain accounting principle changes. Results for the fourth quarter of fiscal 1993 included a $2.3 million post-tax gain from the disposal of real estate properties at BJ's. Excluding these transactions from the respective periods, the Company's fourth quarter net income would have been $16.6 million, or $.47 per share, fully diluted, versus $11.8 million, or $.34 per share, for the fourth quarter of fiscal 1993; and for full year fiscal 1994, net income would have been $43.4 million, or $1.27 per share, fully diluted, compared to $41.9 million, or $1.25 per share, in fiscal 1993.

  Sales at BJ's increased by 6.4% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 12.1% from fiscal 1993 to fiscal 1994 as the result of the addition of new warehouse clubs. Comparable store sales on a same-week basis decreased by 6.2% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 9.9% from fiscal 1993 to fiscal 1994. This decrease was attributable largely to increased competition from other warehouse club operators; the effects of opening new BJ's warehouse clubs in the trading areas of existing BJ's warehouse clubs; the effects of price deflation, particularly in food products; and the weak economic conditions in the Northeast. The fourth quarter results of BJ's included in 1994 a

$2.2 million pre-tax charge to cover expenses related to the relocation of the BJ's warehouse club in Syracuse, New York and included in 1993 a $1.1 million pre-tax gain from real estate dispositions. Excluding these non-recurring items, operating income at BJ's increased by 52.1% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 38.1% from fiscal 1993 to fiscal 1994. This improvement in operating income is due to productivity gains in the movement of merchandise, a shift in the mix of sales to higher margin categories, operating efficiencies in the warehouse clubs and tight expense control.

  Sales at HomeBase decreased by 22.4% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and increased by 1.0% from fiscal 1993 to fiscal 1994. The increase from fiscal 1993 to fiscal 1994 was due to new store openings, offset by exclusion in the fourth quarter of fiscal 1994 of the sales at the 24 stores closed or identified for closing. Comparable store sales on a same-week basis decreased by 4.1% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 1.5% from fiscal 1993 to fiscal 1994, due largely to increased competition and the depressed economic conditions in HomeBase's major markets, particularly California. Operating income at HomeBase before the restructuring charge decreased by 4.5% from the fourth quarter of fiscal 1993 to the fourth quarter of fiscal 1994 and by 9.4% from fiscal 1993 to fiscal 1994.

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective purchasers of the Notes should consider, among other things, the factors set forth below, as well as the other information set forth in this Prospectus, before making an investment in the Notes.

REGIONAL ECONOMIC CONDITIONS

  BJ's warehouse clubs are located primarily in the northeastern United States and a substantial number of HomeBase's warehouse stores are located in California. Both BJ's and HomeBase have been adversely affected by the economic downturn experienced in recent years in their respective geographic markets. In particular, the performance of HomeBase warehouse stores has been affected by the downturn in the California housing market. If these conditions intensify or continue for a significant period of time, the ability of the Company to improve or maintain its financial performance could be adversely affected.

EXPANSION

  The Company plans to open a significant number of new stores. In addition to the 13 stores opened in fiscal 1994, BJ's expects to open approximately 15 stores during fiscal 1995 (including the relocation of one warehouse club). HomeBase opened five stores in fiscal 1994 and expects to open approximately four stores during fiscal 1995. A significant portion of the proceeds of this offering will be used for such expansion. The Company's business could be adversely affected if it encounters difficulties in implementing its expansion strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--BJ's Wholesale Club--Expansion" and "Business--HomeBase--Expansion."

COMPETITION

  The Company's businesses compete with a large number and variety of wholesalers and retailers, including several large national chains in the warehouse merchandising business, some of which have significantly greater financial and marketing resources than the Company. Major warehouse club competitors of BJ's include Price/Costco, Inc. and Sam's Clubs (a division of Wal-Mart Stores, Inc.). Major competitors of HomeBase that use the warehouse format include The Home Depot, Inc. and Builder's Square Inc. (a subsidiary of Kmart Corporation). Competition exists primarily in the areas of price, product selection and service. Competitive factors could require price reductions or increased operational costs, including increases in expenditures for marketing and customer service, that would adversely affect the Company's operating results. The Company also experiences competition for qualified personnel and suitable new warehouse locations. See "Business--BJ's Wholesale Club" and "Business--HomeBase."

COMPARABLE STORE SALES

  The Company's comparable store sales, on a same-week basis, have decreased at both BJ's and HomeBase from fiscal 1993 to fiscal 1994. The decline in BJ's comparable store sales is due largely to increased competition from other warehouse club operators; the effects of opening new BJ's warehouse clubs in the trading areas of existing BJ's warehouse clubs; the effects of price deflation, particularly in food products; and the weak economic conditions in the Northeast. The decline in HomeBase's comparable store sales is due largely to increased competition and the depressed economic conditions in its major markets, particularly California. Further declines in comparable store sales could adversely affect the profitability of the Company's businesses.

HOMEBASE STRATEGIC INITIATIVES

  HomeBase is currently implementing a series of strategic initiatives designed to strengthen its market position in the western United States and improve its profitability. There can be no assurance that HomeBase will be successful in implementing these strategic initiatives or improving the performance of its warehouse stores. Several of these initiatives, such as the hiring of additional customer service personnel, will result in increased operating costs and there can be no assurance that these increased costs will be offset by increased sales and gross margins; such costs could therefore adversely affect the Company's results of operations. As part of the strategic repositioning of HomeBase, the Company is currently seeking to dispose of 19 HomeBase store locations, including three remaining stores in the Midwest that it has already closed and 16 stores in the western United States that it plans to close. Failure to dispose of these locations on a timely basis or on favorable terms could have a material adverse effect on the Company's operating results and cash flow. See "Business--HomeBase--Strategy."

SUBORDINATION

  The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, which includes indebtedness under the Company's Credit Agreement, 9.58% Notes due 1998 (the "Senior Notes"), certain capital lease obligations and real estate mortgages. Further, subject to certain restrictions, the Indenture permits the Company to incur additional Senior Indebtedness. As of January 29, 1994, the aggregate amount of outstanding Senior Indebtedness was approximately $78,300,000, and the Company had available borrowings of $80,000,000 under its bank credit agreement, which would constitute Senior Indebtedness. By reason of the subordination applicable to the Notes, in the event of an insolvency, liquidation, dissolution or other reorganization of the Company, the Senior Indebtedness must be paid in full before the Company may pay any obligations on the Notes. In addition, under certain circumstances, no payments may be made with respect to the principal of, premium, if any, or interest on the Notes upon the occurrence of a default under the terms of certain Senior Indebtedness.

  The Notes will also be structurally subordinated to creditors of subsidiaries of the Company. As of January 29, 1994, the Company's subsidiaries had outstanding indebtedness of approximately $11.4 million, and had property and assets with a book value of approximately $261.8 million. In addition, although the Notes will be senior to the Company's 6.5% Convertible Subordinated Debentures due 2002, such Debentures mature prior to the Notes.

  In certain circumstances, including upon a Change of Control (as defined) and an Asset Sale (as defined), the Company may be obligated to repurchase or to make an offer to repurchase the Notes. The subordination of the Notes to all existing and future Senior Indebtedness of the Company and the amount of funds available to the Company may limit the ability of the Company to repurchase the Notes. Furthermore, certain restrictions in the Senior Notes limit the Company's ability to prepay the Notes, including upon a Change of Control and an Asset Sale. See "Description of Notes."

ABSENCE OF PUBLIC MARKET

  Prior to this offering, there has been no market for the Notes. The Company does not intend to apply for the listing of the Notes on any national securities exchange or for their quotation through the Nasdaq Stock Market. The Company has been advised that the Underwriter currently intends to make a market in the Notes, but it is not obligated to do so and may discontinue any such market making at any time without notice. Therefore, there can be no assurance that an active trading market will develop for, or as to the liquidity of, the Notes.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes
offered hereby are estimated to be $    million. The Company expects to use
the net proceeds (i) to fund the opening of new stores, including the acquisition of real estate and construction of stores, (ii) to make scheduled principal repayments on Senior Indebtedness, including a $12 million principal payment due in May 1994 on the Company's 9.58% Notes, (iii) to repay outstanding borrowings under its bank credit agreement and (iv) for general corporate purposes. As of February 26, 1994, the Company had outstanding $20 million of borrowings under its $80 million bank credit agreement (which bore interest at an average rate of 4.3% per annum in fiscal 1994), and such amount may increase prior to the closing of this offering. The Company may from time to time after the closing of this offering reborrow amounts under its bank credit agreement, which expires on January 28, 1995. See "Description of Certain Indebtedness."

  Until used, substantially all of the net proceeds of the sale of the Notes will be invested in high-grade commercial paper, United States Government securities, other investment-grade securities or short-term deposits with major banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of the Company as of October 30, 1993, and as adjusted to give effect to the issuance of the Notes offered hereby.

                                                              OCTOBER 30, 1993
                                                             ------------------
                                                             ACTUAL AS ADJUSTED
                                                             ------ -----------
                                                               (IN MILLIONS)
Cash and marketable securities on hand...................... $ 32.1   $107.1
Short-term debt:
  Current installments of long-term debt and capital leases.   15.3     15.3
  Bank credit agreement(1)..................................   25.0      --
                                                             ------   ------
    Total short-term debt...................................   40.3     15.3
                                                             ======   ======
Long-term debt and capital leases (excluding current
 installments):
  9.58% Notes due 1998...................................... $ 48.0   $ 48.0
  Real Estate Mortgages.....................................    4.1      4.1
  Capital Leases............................................   17.2     17.2
   % Senior Subordinated Notes due 2004.....................    --     100.0
  6.5% Convertible Subordinated Debentures due 2002.........  108.6    108.6
                                                             ------   ------
    Total long-term debt....................................  177.9    277.9
                                                             ------   ------
Stockholders' equity:
  Common Stock, $.01 par value, authorized 190,000,000
   shares; issued and outstanding 33,091,099 shares(2)......    0.3      0.3
  Additional paid-in capital................................  322.1    322.1
  Retained earnings.........................................  142.2    142.2
                                                             ------   ------
    Total stockholders' equity(3)...........................  464.6    464.6
                                                             ------   ------
      Total capitalization.................................. $642.5   $742.5
                                                             ======   ======

- --------
(1) The Company has a bank credit agreement with a group of banks that provides for borrowings up to $80.0 million through January 28, 1995. See "Description of Certain Indebtedness--The Credit Agreement."
(2) Does not include 4,387,879 shares reserved for issuance upon conversion of the 6.5% Convertible Subordinated Debentures due 2002 and 1,579,231 shares of Common Stock reserved for issuance upon exercise of outstanding options as of October 30, 1993.
(3) Does not include the effects of the $60.2 million post-tax restructuring charge recorded in the fourth quarter of fiscal 1994. See "Preliminary Results for Fiscal 1994."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial data of the Company for each of the five fiscal years ended January 30, 1993 is derived from the Company's consolidated financial statements, including the notes thereto, which have been audited by Coopers & Lybrand, the Company's independent accountants. The financial statements of the Company include the financial statements of those subsidiaries of TJX which operated TJX's warehouse club segment prior to June 14, 1989. The data for the thirty-nine weeks ended October 24, 1992 and October 30, 1993, are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for such interim periods. The Company operates on a 52- or 53-week fiscal year, ending the last Saturday in January of each year. Fiscal 1993 was a 53-week year. This selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing elsewhere herein.

                                                                                   THIRTY-NINE
                                       FISCAL YEAR ENDED                           WEEKS ENDED
                          ----------------------------------------------------  ------------------
                          JAN. 28,  JAN. 27,  JAN. 26,    JAN. 25,    JAN. 30,  OCT. 24,  OCT. 30,
                            1989      1990      1991        1992        1993      1992      1993
                          --------  --------  --------    --------    --------  --------  --------
                            (DOLLARS IN MILLIONS EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $1,652.5  $2,056.5  $2,409.7    $2,783.6    $3,357.8  $2,420.2  $2,699.1
Cost of sales, including
 buying and occupancy
 costs..................   1,429.1   1,770.8   2,076.3     2,399.8     2,881.3   2,079.7   2,324.1
Selling, general and
 administrative
 expenses...............     181.4     234.1     288.4       322.7       401.9     288.8     323.6
Cost of closing BJ's
 warehouse clubs in
 Chicago................       --        --        --          5.5         --        --        --
Discontinuation of the
 HomeBase membership
 program and name
 change.................       --        --        8.8         3.4         --        --        --
                          --------  --------  --------    --------    --------  --------  --------
Operating income........      42.0      51.6      36.2        52.2        74.6      51.7      51.4
Interest on debt and
 capital leases, net....      13.2       3.1       5.5         3.3         6.3       3.1       9.1
                          --------  --------  --------    --------    --------  --------  --------
Income before income
 taxes and cumulative
 effect of accounting
 principle changes......      28.8      48.5      30.7        48.9        68.3      48.6      42.3
Provision for income
 taxes..................      11.6      19.7      12.3        18.9        24.1      18.4      16.1
                          --------  --------  --------    --------    --------  --------  --------
Income before cumulative
 effect of accounting
 principle changes......      17.2      28.8      18.4        30.0        44.2      30.2      26.2
Cumulative effect of
 accounting principle
 changes(1).............       --        --        --          --          --        --        0.9
                          --------  --------  --------    --------    --------  --------  --------
Net income..............  $   17.2  $   28.8  $   18.4(2) $   30.0(3) $   44.2  $   30.2  $   27.1
                          ========  ========  ========    ========    ========  ========  ========
Net income per common
 share(4)
 Primary................       --   $   1.01  $    .64(2) $   1.01(3) $   1.33  $    .91  $    .82(1)
 Fully diluted..........       --       1.01       .64(2)     1.01(3)     1.31       .90       .81(1)
Number of common shares
 for computation of
 fully diluted earnings
 per share..............       --     28,457    28,689      29,810      35,707    35,043    37,554
OTHER DATA:
EBITDA(5)...............  $   52.5  $   66.6  $   54.3    $   74.3    $  104.4  $   73.1  $   78.5
Depreciation &
 amortization...........      10.5      15.0      18.1        22.1        29.8      21.4      27.1
Growth in EBITDA........     114.4%     26.8%    (18.6)%      37.1%       40.4%     43.0%      7.4%
EBITDA/Total interest
 expense................       4.0x     17.0x      9.7x       10.4x        9.5x      9.7x      7.8x
Total long-term
 debt/EBITDA............       0.6x      0.5x      0.5x        1.2x        1.8x      2.6x      2.3x
Total long-term debt as
 a percentage of total
 capitalization.........      11.9%     10.6%      9.3%       18.3%       30.6%     31.4%     27.7%
Ratio of earnings to
 fixed charges(6).......      2.22x     3.67x     2.26x       2.61x       2.63x     2.60x     2.13x
Capital expenditures
 Existing stores........  $    8.5  $   23.0  $   12.8    $   26.2    $   24.9  $   21.8  $   15.8
 New stores, other than
  real estate...........      13.8      13.7      14.2        18.8        41.1      29.6      24.0
 Purchase of real
  estate................       0.6       6.1       7.9        29.3        99.8      71.8      52.5
                          --------  --------  --------    --------    --------  --------  --------
  Total.................  $   22.9  $   42.8  $   34.9    $   74.3    $  165.8  $  123.2  $   92.3
                          ========  ========  ========    ========    ========  ========  ========
Number of stores (at end
 of period).............        68        81        93         102         125       120       137

                                                     JAN. 30, 1993 OCT. 30, 1993
                                                     ------------- -------------
                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Working capital.....................................   $  285.8      $  236.6
Total assets........................................    1,007.0       1,124.3
Long-term debt (including capital leases)...........      192.6         177.9
Stockholders' equity................................      436.6         464.6

- -------
(1) Effective January 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," resulting in net after-tax income of approximately $.9 million, or $.03 per share in the first quarter of fiscal 1994.
(2) After a charge of $8.8 million before taxes ($5.3 million after taxes, $.18 per share) for the discontinuation of HomeBase's membership program.
(3) After charges of $3.4 million before taxes ($2.1 million after taxes, $.07 per share) for changing the name of HomeClub to HomeBase and $5.5 million before taxes ($3.3 million after taxes, $.11 per share) for closing four BJ's warehouse clubs in the Chicago market.
(4) In accordance with Commission rules, historical earnings per share for periods prior to the public issuance of the Company's Common Stock are not presented.
(5) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of the Company's ability to service its cash requirements. EBITDA should not be considered in isolation from, or as a substitute for, net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(6) Computed by dividing income before taxes plus fixed charges, excluding capitalized interest, by fixed charges. Fixed charges consist of interest expense, including capitalized interest, and the estimated interest component of lease expense.

                 SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT

  The following selected information by major business segment of the Company for the five fiscal years ended January 30, 1993 is derived from the Company's consolidated financial statements, which have been audited by Coopers & Lybrand, the Company's independent accountants. The Company operates on a 52- or 53-week fiscal year, ending the last Saturday in January of each year. Fiscal 1993 was a 53-week year. The data for the thirty-nine weeks ended October 24, 1992 and October 30, 1993 are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for such interim periods.

                                                                                   THIRTY-NINE
                                       FISCAL YEAR ENDED                           WEEKS ENDED
                          ----------------------------------------------------  ------------------
                          JAN. 28,  JAN. 27,  JAN. 26,    JAN. 25,    JAN. 30,  OCT. 24,  OCT. 30,
                            1989      1990      1991        1992        1993      1992      1993
                          --------  --------  --------    --------    --------  --------  --------
                                              (DOLLARS IN MILLIONS)
Net sales:
 BJ's Wholesale Club....  $  817.2  $  984.6  $1,149.6    $1,432.2    $1,786.9  $1,223.3  $1,403.4
 HomeBase...............     835.3   1,071.9   1,260.1     1,351.4     1,570.9   1,196.9   1,295.7
                          --------  --------  --------    --------    --------  --------  --------
 Total..................  $1,652.5  $2,056.5  $2,409.7    $2,783.6    $3,357.8  $2,420.2  $2,699.1
                          ========  ========  ========    ========    ========  ========  ========
Operating income (loss):
 BJ's Wholesale Club....  $    9.8  $   18.9  $   11.6    $   17.4(2) $   35.4  $   18.1  $   22.7
 HomeBase...............      37.6      39.9      31.7(1)     42.1(3)     47.2      39.2      35.1
 General corporate
  expense...............      (5.4)     (7.2)     (7.1)       (7.3)       (8.0)     (5.6)     (6.4)
                          --------  --------  --------    --------    --------  --------  --------
 Total..................      42.0      51.6      36.2        52.2        74.6      51.7      51.4
Interest on debt and
 capital leases, net....      13.2       3.1       5.5         3.3         6.3       3.1       9.1
                          --------  --------  --------    --------    --------  --------  --------
Income before income
 taxes and cumulative
 effect of accounting
 principle changes......  $   28.8  $   48.5  $   30.7    $   48.9    $   68.3  $   48.6  $   42.3
                          ========  ========  ========    ========    ========  ========  ========
Identifiable assets:
 BJ's Wholesale Club....  $  143.5  $  172.3  $  185.7    $  230.5    $  364.2  $  351.8  $  496.1
 HomeBase...............     283.3     349.6     381.3       439.5       590.3     587.7     596.1
 Corporate (cash, cash
  equivalents and
  marketable
  securities)...........      29.9      15.4      12.8       116.4        52.5      97.4      32.1
                          --------  --------  --------    --------    --------  --------  --------
 Total..................  $  456.7  $  537.3  $  579.8    $  786.4    $1,007.0  $1,036.9  $1,124.3
                          ========  ========  ========    ========    ========  ========  ========
Depreciation and
 amortization:
 BJ's Wholesale Club....  $    4.4  $    5.4  $    6.7    $    8.5    $   11.4  $    8.0  $   12.0
 HomeBase...............       6.1       9.6      11.4        13.6        18.4      13.4      15.1
                          --------  --------  --------    --------    --------  --------  --------
 Total..................  $   10.5  $   15.0  $   18.1    $   22.1    $   29.8  $   21.4  $   27.1
                          ========  ========  ========    ========    ========  ========  ========
Capital expenditures:
 BJ's Wholesale Club....  $    6.6  $   13.8  $   21.0    $   40.9    $   89.7  $   60.4  $   63.4
 HomeBase...............      16.3      29.0      13.9        33.4        76.1      62.8      28.9
                          --------  --------  --------    --------    --------  --------  --------
 Total..................  $   22.9  $   42.8  $   34.9    $   74.3    $  165.8  $  123.2  $   92.3
                          ========  ========  ========    ========    ========  ========  ========
Warehouses at end of
 period(4)(5):
 BJ's Wholesale Club....        22        23        27          29          39        34        47
 HomeBase...............        46        58        66          73          86        86        90
                          --------  --------  --------    --------    --------  --------  --------
 Total..................        68        81        93         102         125       120       137
                          ========  ========  ========    ========    ========  ========  ========

- --------
(1) After a charge of $8.8 million for the discontinuation of HomeBase's membership program.
(2) After a charge of $5.5 million for closing four BJ's warehouse clubs in the Chicago market.
(3) After a charge of $3.4 million for changing the name of HomeClub to HomeBase.
(4) Reflects the closing of one BJ's warehouse club in fiscal 1991 and its conversion to a HomeBase warehouse store during fiscal 1992; the closing of four BJ's warehouse clubs in fiscal 1992 and the conversion of three of them to HomeBase warehouse stores in the first quarter of fiscal 1993; and the closing of one HomeBase warehouse store in the second quarter of fiscal 1994.
(5) Subsequent to October 30, 1993, the Company announced plans to close 24 HomeBase warehouse stores. At January 29, 1994 the Company had closed eight of these stores, leaving the Company with 82 HomeBase warehouse stores in operation at year end. The Company is seeking to dispose of the other 16 stores.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

 GENERAL

  The Company believes that stores using a warehouse merchandising format are continuing to gain an increasing share of both the food and general merchandise market, in which BJ's operates, and the home improvement market, in which HomeBase operates. To compete effectively in these markets, warehouse operators need to maintain a low cost structure and be able to offer customers a diversified selection of merchandise at attractive prices. The Company believes that it has established efficient operations at both BJ's and HomeBase that enable the Company to minimize its costs and to provide increased value to customers.

  In fiscal 1993, the Company achieved sales growth at both BJ's and HomeBase, primarily through the opening of new stores, as well as comparable store sales growth. In fiscal 1994, the Company's sales growth was attributable to new store openings. Comparable store sales, on a same-week basis, decreased at both BJ's and HomeBase from fiscal 1993 to fiscal 1994. The decline at BJ's was due largely to increased competition from other warehouse club operators; the effects of opening new BJ's warehouse clubs in the trading areas of existing BJ's warehouse clubs; the effects of price deflation, particularly in food products; and the weak economic conditions in the Northeast. The decline at HomeBase was due largely to increased competition and the depressed economic conditions in its major markets, particularly California.

  BJ's strategy is to continue to strengthen its market position in the northeastern United States by opening additional warehouse clubs, attracting new members to existing warehouse clubs and increasing BJ's share of members' overall retail spending.

  HomeBase is currently implementing a series of strategic initiatives designed to strengthen its market position in the western United States and improve its profitability. These initiatives include (i) a significant increase in the level of customer service offered at HomeBase stores, through an increase in the number of salespeople, including hiring experienced tradespeople and others with specialized product knowledge in home improvement fields, and enhanced sales and service training for both new and existing store employees, (ii) improvement in gross margin through buying efficiencies created by centralization of the merchandise replenishment function, improved distribution of merchandise to reduce freight costs and selective price increases, and (iii) an aggressive marketing program to communicate to customers the benefits of shopping at HomeBase and its improved levels of customer service. In the third quarter of fiscal 1994, a new management team, led by a senior executive from BJ's, was installed at HomeBase to implement these strategic initiatives.

  In the fourth quarter of fiscal 1994, the Company recorded a pre-tax restructuring charge of $101.1 million primarily to cover expenses related to the repositioning of HomeBase. The restructuring is designed to enable HomeBase to focus its management efforts and financial resources on strengthening its competitive position in the western United States. This charge reflects the closing of all eight of the Company's stores in midwestern markets (Chicago and Toledo), which were outside of HomeBase's primary market area, the planned closing of 16 additional stores where the potential to achieve the Company's objectives is limited, and liquidating certain discontinued merchandise. The Company has disposed of five of the eight midwestern locations, and is actively seeking to dispose of the remaining three midwestern locations. The Company is also seeking to sell or sublease the 16 additional locations identified for closing. See "Preliminary Results for Fiscal 1994."

  The Company is finding it increasingly necessary to acquire and develop, rather than lease from third parties, new store sites. As a result, the Company's requirements for capital have increased, and store openings more frequently result in increased capital expenditures and related interest and depreciation expense rather than rental expense.

  The following table shows certain income statement and segment data as a percentage of net sales:

                                                                 THIRTY-NINE
                                     FISCAL YEAR ENDED           WEEKS ENDED
                               ----------------------------- -------------------
                               JAN. 26,  JAN. 25,  JAN. 30,  OCT. 24,  OCT. 30,
                                 1991      1992      1993      1992      1993
                               --------- --------- --------- --------- ---------
                                 % OF      % OF      % OF      % OF      % OF
                               NET SALES NET SALES NET SALES NET SALES NET SALES
                               --------- --------- --------- --------- ---------
INCOME STATEMENT DATA:
Net sales....................    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales, including
 buying and occupancy costs..     86.2      86.2      85.8      85.9      86.1
Selling, general and
 administrative expenses.....     12.0      11.6      12.0      11.9      12.0
Cost of closing BJ's clubs in
 Chicago.....................      --         .2       --        --        --
Discontinuation of the
 HomeClub membership program
 and name....................       .3        .1       --        --        --
Interest on debt and capital
 leases, net.................       .2        .1        .2        .1        .3
                                 -----     -----     -----     -----     -----
Income before income taxes
 and the cumulative effect of
 accounting principle
 changes.....................      1.3       1.8       2.0       2.0       1.6
Provision for income taxes...       .5        .7        .7        .8        .6
                                 -----     -----     -----     -----     -----
Income before the cumulative
 effect of accounting
 principle changes...........       .8       1.1       1.3       1.2       1.0
Cumulative effect of
 accounting principle
 changes.....................      --        --        --        --         .0
                                 -----     -----     -----     -----     -----
Net income...................       .8%      1.1%      1.3%      1.2%      1.0%
                                 =====     =====     =====     =====     =====
SELECTED SEGMENT DATA:
BJ's Wholesale Club:
 Net sales...................    100.0%    100.0%    100.0%    100.0%    100.0%
 Operating income............      1.0%      1.2%      2.0%      1.5%      1.6%
HomeBase:
 Net sales...................    100.0%    100.0%    100.0%    100.0%    100.0%
 Operating income............      2.5%      3.1%      3.0%      3.3%      2.7%

 THIRTY-NINE WEEKS (NINE MONTHS) ENDED OCTOBER 30, 1993 AND OCTOBER 24, 1992.

  Consolidated net sales were $2.7 billion in the first nine months of fiscal 1994, which represented an increase of 11.5% over the prior year's comparable period sales. This increase was attributable to the addition of new warehouses, as comparable warehouse sales (on a same-week basis) decreased at both of the Company's divisions. BJ's Wholesale Club's comparable warehouse sales decreased 10.4% in the first nine months of fiscal 1994. Comparable warehouse sales at HomeBase decreased 2.4% in the first nine months of fiscal 1994.

  Cost of sales (including buying and occupancy costs) was 86.1% of sales in the first nine months of fiscal 1994 versus 85.9% in the comparable period of fiscal 1993. BJ's, a lower margin business than HomeBase, accounted for a larger percentage of total sales in fiscal 1994, and this contributed to the increase in the cost of sales ratio. Higher merchandise margins at BJ's in the first nine months were offset by higher occupancy expense ratios at both divisions.

  Selling, general and administrative ("SG&A") expenses, as a percentage of sales, were 12.0% in the first nine months of fiscal 1994 compared with 11.9% in the comparable period of fiscal 1993. This increase was due primarily to higher payroll expenses at HomeBase. BJ's SG&A expenses, as a percentage of sales, approximated fiscal 1993's percentage. SG&A expenses in the first nine months of fiscal 1994 included a charge of $1.0 million related to the resignation of Waban's previous president. The Company expects that its SG&A expenses will increase in subsequent periods as a result of hiring a significant number of additional customer service personnel at its HomeBase warehouse stores.

  Operating income at BJ's in the first nine months of fiscal 1994 was $22.7 million versus $18.1 million in the comparable period of fiscal 1993. This increase was due mainly to higher merchandise margins, resulting from an improved mix of sales and freight efficiencies, and strict control of operating expenses and was achieved in spite of comparable warehouse sales decreases. BJ's comparable sales performance continued to be affected by increased competition in its markets, both from competitors' units and new BJ's clubs, by price deflation, and by the weak economic environment in the Northeast.

  HomeBase's operating income for the first nine months of fiscal 1994 decreased to $35.1 million from $39.2 million in the comparable period of the prior year. Fiscal 1994's lower level of operating income was due to decreases in comparable warehouse sales, which reflected the weak California economy and increased competition, a shift in the mix of sales toward lower margin merchandise, and higher occupancy and warehouse operating expense ratios.

  The components of interest expense were as follows (in millions):

                                                              NINE MONTHS ENDED
                                                             -------------------
                                                             OCT. 1992 OCT. 1993
                                                             --------- ---------
   Interest expense on debt.................................   $ 5.5     $ 8.1
   Interest income..........................................    (4.4)     (1.0)
                                                               -----     -----
   Interest on debt, net....................................     1.1       7.1
   Interest on capital leases...............................     2.0       2.0
                                                               -----     -----
     Interest on debt and capital leases (net)..............   $ 3.1     $ 9.1
                                                               =====     =====

  Interest on debt, net of interest income, rose in fiscal 1994 primarily due to the borrowing of $108.6 million through a public offering of 6.5% subordinated convertible debentures in July 1992 and the investment of funds in the expansion of the Company's businesses since that time. Interest expense on debt is net of capitalized interest of $2.2 million in the first nine months of fiscal 1994 and $1.7 million in the comparable period of fiscal 1993.

  The Company's provision for income taxes was 38.1% of pre-tax income in the first nine months of fiscal 1994 versus 38.0% in the comparable prior year period. During fiscal 1994's third quarter, the statutory federal income tax rate for corporations was raised from 34% to 35%, retroactive to January 1, 1993, and the targeted jobs tax credit was restored retroactive to July 1, 1992. The net effect of these changes to the Company's provision for income taxes, which was recorded in the third quarter, was not material.

  Net income for the first nine months of fiscal 1994 was $27.1 million, or $.81 per share, fully diluted, versus $30.2 million, or $.90 per share, in the comparable prior year period. Results in fiscal 1994 included income of $0.9 million, or $.03 per share, recorded in the first quarter in connection with the adoption of changes in methods of accounting for income taxes, postretirement benefits and postemployment benefits.

  As of October 30, 1993, the Company operated 90 HomeBase warehouse stores compared with 86 at October 24, 1992, and 47 BJ's warehouse clubs, compared with 34 one year earlier.

 FISCAL YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

  Net sales in fiscal 1993, which contained 53 weeks, were 20.6% higher than the previous year; fiscal 1992 sales increased by 15.5% over fiscal 1991 sales. The increases in both years were due mainly to new warehouses open less than one year. Comparable warehouse sales increases also contributed to the higher sales levels, as follows (fiscal 1993 adjusted to a same-week basis as fiscal
1992):

                                                         FY 1992 VS. FY 1993 VS.
                                                           FY 1991     FY 1992
                                                         ----------- -----------
     BJ's Wholesale Club................................    12.5%        3.9%
     HomeBase...........................................    (5.1%)       2.0%
     Total Company......................................     3.0%        2.9%

  Comparable warehouse sales growth at BJ's diminished over the course of fiscal 1993, from double-digit increases in the first quarter to decreases in the fourth quarter. An increase in the number of warehouse clubs, both those of competitors and new BJ's clubs, price deflation, and the weak Northeast economy contributed to the change in trend in BJ's comparable sales performance in fiscal 1993.

  HomeBase registered a 2.0% comparable warehouse sales increase in fiscal 1993 after posting a 5.1% decrease the previous year. In addition to operating in a highly competitive environment, the weak California economy has dampened HomeBase's ability to show strong sales gains. The decline in comparable warehouse sales from fiscal 1991 to fiscal 1992 also reflected the loss of membership fee income and non-member surcharges, which had been included in sales before HomeBase discontinued its membership format.

  BJ's operating income of $35.4 million in fiscal 1993 included a pre-tax gain from the disposal of real estate properties of $1.1 million. Fiscal 1992's operating income of $17.4 million included a $5.5 million pre-tax loss from the closing of BJ's four clubs in Chicago. Excluding these transactions, operating income at BJ's in fiscal 1993 increased 49.9% to $34.3 million, or 1.9% of sales, from $22.9 million, or 1.6% of sales, in fiscal 1992. This primarily reflects a shift in the mix of sales to higher margin categories such as meat and bakery, and savings related to more efficient merchandise distribution. These gains were accomplished despite higher preopening expenses associated with opening ten new clubs in fiscal 1993 versus six the previous year. Operating income at BJ's in fiscal 1992 was also significantly higher than in fiscal 1991, which was adversely impacted by large first quarter markdowns on seasonal merchandise and a $1.1 million pre-tax charge for closing BJ's Toledo, Ohio club.

  HomeBase had operating income of $47.2 million in fiscal 1993, $42.1 million in fiscal 1992 and $31.7 million in fiscal 1991. Excluding the charges related to discontinuing its membership format and changing its name in the last three years, HomeBase's operating income was $47.2 million in fiscal 1993, $45.5 million in fiscal 1992 and $40.5 million in fiscal 1991. Improved gross merchandise margins in fiscal 1993 were offset by higher selling, general and administrative expenses, particularly the division's investment in higher payroll levels to improve customer service, and $4.4 million of additional preopening expenses over the previous year. HomeBase opened 13 new warehouse stores in fiscal 1993 compared to seven in fiscal 1992. The increase in fiscal 1992's operating income over fiscal 1991 was due mainly to higher gross merchandise margins and tight control of expenses, partially offset by the loss of membership fee income and non-member surcharges.

  Cost of sales (including buying and occupancy costs) as a percentage of sales was 85.8% in fiscal 1993, down from 86.2% in fiscal 1992 and fiscal 1991. Gross selling margins increased at both of the Company's divisions in each of the last two years, particularly at HomeBase where an increased proportion in sales from do-it-yourself customers resulted in higher merchandise margins.

  SG&A expenses as a percentage of sales increased to 12.0% in fiscal 1993 from 11.6% in fiscal 1992. This increase was due mainly to higher SG&A expenses at HomeBase, which continued to devote more resources to customer service, and to higher preopening expenses because of the larger number of units opened by each division. The ratio of SG&A expenses to sales was lower in fiscal 1992 than in fiscal 1991 mainly because of the leverage provided by higher sales volumes at BJ's and BJ's increased proportion of consolidated sales.

  The components of net interest expense in the last three fiscal years were as follows (in millions):

                                                         FISCAL YEAR ENDED
                                                   -----------------------------
                                                   JAN. 1991 JAN. 1992 JAN. 1993
                                                   --------- --------- ---------
   Interest expense on debt.......................   $3.0      $ 4.5     $ 8.4
   Interest and investment income.................    (.1)      (3.9)     (4.7)
                                                     ----      -----     -----
   Interest on debt, net..........................    2.9         .6       3.7
   Interest on capital leases.....................    2.6        2.7       2.6
                                                     ----      -----     -----
     Interest on debt and capital leases (net)....   $5.5      $ 3.3     $ 6.3
                                                     ====      =====     =====

  Interest expense increased in fiscal 1992 and fiscal 1993 because of the borrowings of $60 million through a private placement of 9.58% senior notes in June 1991 and $108.6 million through a public offering of 6.5% subordinated convertible debentures in July 1992. Interest and investment income also increased in both years because of the investment of proceeds from this debt and the Company's November 1991 common stock offering. For additional information, see "Liquidity and Capital Resources" below.

  The Company's provision for income taxes was 35.2% of pre-tax income in fiscal 1993, 38.7% in fiscal 1992 and 40.0% in fiscal 1991. The decrease in the income tax rate in fiscal 1993 was due primarily to a benefit resulting from the difference in the book and tax bases of real estate which was sold and to higher Targeted Jobs Tax Credits.

  Net income for fiscal 1993 was $44.2 million, or $1.31 per share fully diluted, compared to $30.0 million, or $1.01 per share in fiscal 1992, and $18.4 million, or $.64 per share in fiscal 1991.

  Results for the last three fiscal years included the following transactions (in millions):

                                                                INCOME (EXPENSE)
                                                                ----------------
                                                                PRE-TAX POST-TAX
                                                                ------- --------
Fiscal 1993:
  Disposal of real estate properties at BJ's...................  $ 1.1   $ 2.3
Fiscal 1992:
  Change of HomeClub name to HomeBase..........................   (3.4)   (2.1)
  Closing BJ's clubs in Chicago................................   (5.5)   (3.3)
Fiscal 1991:
  Discontinuation of HomeClub membership program...............   (8.8)   (5.3)

  Excluding the items in the preceding table, net income for fiscal 1993 was $41.9 million, or $1.25 per share fully diluted, compared with $35.4 million, or $1.19 per share, in fiscal 1992 and $23.7 million, or $.82 per share, in fiscal 1991.

LIQUIDITY AND CAPITAL RESOURCES

  In the first nine months of fiscal 1994, the Company expended $99.2 million for property additions, compared with $127.3 million in the first nine months of fiscal 1993. Through October 30, 1993, five new HomeBase warehouse stores and eight new BJ's warehouse clubs were opened and one HomeBase location was closed. In the first nine months of fiscal 1993, the Company opened 13 HomeBase and five BJ's units.

  During fiscal 1994 the Company has made a concerted effort to reduce the balances of its merchandise inventories. As a result, average inventories per warehouse of $4.2 million at October 30, 1993 were well below the $4.5 million level that existed at the end of the third quarter of fiscal 1993. In the first nine months of fiscal 1994, cash provided by the reduction of merchandise inventories, net of related accounts payable, was $20.3 million, compared to a net cash outflow for these items of $53.7 million in the same period of fiscal 1993.

  Cash provided by net income plus depreciation and amortization of property for the first nine months of fiscal 1994 was $54.2 million versus $51.6 million in the comparable period of the prior year.

  Under a revolving credit agreement dated July 8, 1993 and amended November 15, 1993, the Company may borrow up to $80 million from a group of banks through January 28, 1995. The Company does not have any compensating balance requirements under this agreement, but is required to pay a fee of one-half percent per annum of the total commitment. Interest on borrowings is payable, at the Company's option, either at (a) the Eurodollar rate plus one percent, or
(b) the lending banks' average prime rate. The agreement also contains covenants which, among other things, include minimum fixed charge coverage and net worth requirements and limit the payment of cash dividends on common stock in any fiscal year to not more than 25 percent of the Company's consolidated net income for the immediately preceding fiscal year. After the closing of this offering, the Company expects to renegotiate the terms and expiration date of its bank credit facility. See "Description of Certain Indebtedness--The Credit Agreement."

  As of October 30, 1993, the Company had $32.1 million of cash and cash equivalents and, in addition to its $80 million revolving credit agreement, maintained unsecured lines of credit that provide up to $15 million of short-term borrowings with interest payable at a rate no greater than prime. The Company had outstanding borrowings of $25 million as of October 30, 1993 under the revolving credit agreement.

  The Company is increasingly required to acquire and develop, rather than lease from third parties, sites for new stores. This need to acquire and develop store sites has increased the Company's need for capital. The Company expects to expend approximately $100 million in fiscal 1995 for new store real estate.

  In connection with the strategic initiatives recently undertaken at HomeBase, the Company has disposed of five warehouse stores in the Midwest and is actively seeking to dispose of the remaining three stores in the Midwest, as well as 16 additional store locations identified for closing. While the Company expects to realize significant cash flow from the disposition of these stores and the sale of discontinued inventory, there can be no assurance that the Company will be able to complete these dispositions on a timely basis or on favorable terms.

  The Company expects that the proceeds of this offering, together with anticipated cash flow from operations, proceeds from the disposition of stores, borrowings available under its current bank credit facility and borrowings expected to be available under a successor bank credit facility that the Company plans to negotiate after the completion of this offering, will be sufficient to finance its operations through fiscal 1996. However, the Company may from time to time seek to obtain additional financing. The Company's cash requirements may vary based on its success in disposing of the HomeBase stores planned for closing.

SEASONALITY

  BJ's sales and profits have typically been strongest in the Christmas holiday season, while HomeBase's sales and profits have been strongest in the spring building season.

                                    BUSINESS

  The Company operates two warehouse merchandising businesses: BJ's Wholesale Club ("BJ's") and HomeBase. BJ's introduced the warehouse club concept to New England in 1984 and is the third largest membership warehouse chain nationwide. BJ's sells a narrow assortment of brand-name food and general merchandise within a wide range of product categories. HomeBase is the second largest operator of home improvement warehouse stores in the western United States and one of the nation's four largest home improvement merchandisers using a warehouse format. HomeBase offers a very broad assortment of home improvement and building supply products. As of January 29, 1994, the Company operated 52 BJ's warehouse clubs and 82 HomeBase warehouse stores.

  Both BJ's and HomeBase utilize the efficiencies provided by the warehouse merchandising format to offer their customers first-quality, brand name merchandise at prices substantially below those available through traditional channels of distribution. BJ's and HomeBase both emphasize productivity, efficiency, and disciplined inventory management in order to minimize the cost of carrying and handling merchandise. Each employs sophisticated management information systems to facilitate efficient purchasing, distribution and pricing of inventory. Both chains purchase most of their merchandise directly from manufacturers for shipment to individual warehouses or to consolidation/deconsolidation facilities where truckload shipments are separated and reassembled for immediate delivery to individual warehouse stores.

BJ'S WHOLESALE CLUB

GENERAL

  BJ's Wholesale Club introduced the warehouse club concept to New England in 1984 and has since expanded in the New England and Mid-Atlantic states, as well as in southern Florida. BJ's operates 52 warehouse clubs in twelve states and has over 2.6 million members. The table below shows BJ's locations by state.

                                                                      NUMBER OF
        STATE                                                         LOCATIONS
        -----                                                         ---------
     Massachusetts...................................................     11
     New York........................................................     11
     Maryland........................................................      5
     New Jersey......................................................      5
     Florida.........................................................      4
     Pennsylvania....................................................      4
     Virginia........................................................      4
     New Hampshire...................................................      3
     Connecticut.....................................................      2
     Delaware........................................................      1
     Maine...........................................................      1
     Rhode Island....................................................      1
                                                                         ---
       Total.........................................................     52
                                                                         ===

INDUSTRY OVERVIEW

  Warehouse clubs typically sell a narrow assortment of food and general merchandise within a wide range of product categories. In order to achieve high sales volumes and rapid inventory turnover, merchandise selections are generally limited to items that are brand name leaders in their categories. Since warehouse clubs sell a diversified selection of product categories, they attract customers from a wide range of other traditional wholesale and retail distribution channels, such as supermarkets, discount stores, office supply stores, consumer electronics stores, automotive stores and wholesale distributors and jobbers. The Company believes that it is difficult for these higher cost channels of distribution to effectively compete with the low prices offered by warehouse clubs.

  Warehouse clubs eliminate many of the merchandise handling costs associated with traditional multi-step distribution channels by purchasing directly from manufacturers and by storing merchandise on the sales floor rather than in central warehouses. By operating no-frills, self-service warehouse facilities, warehouse clubs have fixturing and operating costs substantially below those of traditional retailers. Warehouse clubs also carry bulk sizes and packaging generally not available from traditional retailers. Two broad groups of customers, individual households and small businesses, have been attracted to the savings on brand name merchandise made possible by the high sales volumes and low operating costs achieved by warehouse clubs. The customers at warehouse clubs are generally limited to members who pay an annual fee.

  The warehouse club industry has grown from sales of approximately $14 billion in 1988 to $39 billion in 1993, rapidly gaining market share of both food and general merchandise sales. The Company believes that there is opportunity for continued growth in market share. In 1993, the warehouse club industry accounted for less than 3% of U.S. retail sales and less than 6% of U.S. retail grocery sales. The Company expects that market share growth will come from the addition of new clubs as well as from sales growth of existing clubs, primarily at the expense of more traditional channels of distribution. The Company's management believes the northeastern United States is underserved by the warehouse club industry, as compared to other areas of the United States where warehouse clubs account for a greater percentage of total retail sales.

STRATEGY

  BJ's strategy is to build on its existing base of 52 warehouse clubs by (i) opening additional warehouse clubs in markets in the Northeast, (ii) attracting new members to existing warehouse clubs, and (iii) increasing BJ's share of members' overall retail spending. BJ's has developed a number of programs to execute this strategy:

  Expand in Existing Markets. BJ's currently plans to open approximately 15 new warehouse clubs each year over the next several years. The Company expects that virtually all of these new warehouse clubs will be located in the Northeast, with particular emphasis during fiscal 1995 on the metropolitan New York/northern New Jersey market. BJ's new-store strategy is focused on filling in existing markets, with expansion in future years planned for contiguous market areas.

  Continue to Implement Cost Reductions. Since BJ's appeal is based on its low prices, BJ's constantly seeks to reduce its operating costs and pass these savings along to its members. For example, BJ's has made extensive use of consolidation/deconsolidation facilities to reduce the costs of transporting and receiving merchandise by breaking down truckload quantity shipments from manufacturers and re-allocating these goods for shipment, generally on a same-day basis, to individual BJ's warehouse clubs. BJ's has also achieved significant cost reductions over the past two years by implementing supermarket style conveyers and sophisticated scanning technology at its checkouts.

  Increase Customer Base Through Marketing. BJ's strives to increase customer awareness of the value provided by the membership warehouse format, as well as the specific benefits of joining BJ's, through public relations efforts, marketing programs for new stores, direct mail solicitations and by word-of-mouth. BJ's also intends to continue to make limited use of television and radio advertising to increase consumer awareness of its warehouse clubs.

  Introduce New Products and Services. To increase its share of each member's total purchases and the frequency of members' visits and to attract new customers, BJ's continually introduces new products, services and membership benefits. For example, in recent years BJ's has introduced fresh meat and bakery departments, optical centers, lottery ticket counters, an auto buying service and a travel service.

EXPANSION

  Over the last six fiscal years BJ's increased the number of its warehouse clubs from 19 to 52.

                      WAREHOUSE CLUBS                  WAREHOUSE
                       IN OPERATION      WAREHOUSE    CLUBS CLOSED   CLUBS IN
FISCAL YEAR            AT BEGINNING    CLUBS OPENED    DURING THE  OPERATION AT
ENDED JANUARY             OF YEAR     DURING THE YEAR     YEAR     END OF YEAR
- -------------         --------------- --------------- ------------ ------------
1989.................        19               3            --           22
1990.................        22               1            --           23
1991.................        23               5             1           27
1992.................        27               6             4           29
1993.................        29              10            --           39
1994.................        39              13            --           52

  BJ's store opening strategy for fiscal 1995 is focused on filling in existing markets, with expansion in future years planned for both existing and contiguous market areas. Although expansion within existing markets may initially affect sales at existing warehouse clubs adversely, the Company believes that this strategy increases market penetration by increasing awareness of BJ's, by attracting new customers to more convenient locations and by increasing the frequency of shopping by current members. In addition, BJ's anticipates improving operational efficiencies in distribution costs and management supervision by concentrating its warehouse clubs geographically.

  BJ's employs a team of experienced real estate professionals who are devoted to identifying sites for future development, as well as a group of project managers who coordinate the development of BJ's new warehouse club locations. Many of the markets in which BJ's operates are already heavily developed, and quality retail sites large enough to accommodate a BJ's warehouse club are difficult to locate and develop. Zoning, environmental and other regulatory approvals may also delay or prevent the development of a warehouse club location. Although the Company believes that it will be able to obtain sufficient locations to achieve its expansion objectives, there can be no assurance of its ability to do so.

STORE PROFILE

  The average size of the 52 BJ's warehouse clubs in operation at January 29, 1994 is approximately 110,000 square feet. Including space for parking, a typical BJ's warehouse club requires eight to ten acres of land. BJ's warehouse clubs are located in both free-standing locations and "strip malls." In some locations, BJ's warehouse clubs are combined with other large store retailers in shopping centers known as power centers.

  Construction and site development costs for a new BJ's warehouse club average $4.9 million. Land acquisition costs for a warehouse club generally range from $2.5 million to $5.5 million, but can be significantly higher in some locations. A new BJ's warehouse club entails an initial capital investment of approximately $2.0 million for fixtures and equipment. In addition to capital expenditures, each new warehouse club requires approximately $2.0 million for inventory (net of accounts payable) and pre-opening expenses.

MERCHANDISING

  BJ's merchandising strategy is to provide its members with a broad range of high quality, brand name merchandise offered at every day prices consistently lower than the prices available through traditional wholesalers, discount retailers or supermarkets. An important element of this strategy is to carry only those products for which the Company can provide its customers significant cost savings. BJ's limits specific items in each product line to fast selling styles, sizes and colors and, therefore, carries an average of approximately 3,500 stock-keeping units ("SKUs"). By contrast, supermarkets normally stock 18,000 to 35,000 SKUs.

  In recent years, food has become an increasing percentage of BJ's sales mix and currently represents approximately 60% of sales. The remaining 40% consists of a wide variety of non-food items. Food categories at BJ's include frozen foods, meat and dairy products, dry grocery items, fresh produce and canned goods. BJ's offers fresh meat and bakery departments in nearly all its clubs. General merchandise includes office supplies, office equipment, televisions, stereos, small appliances, auto accessories, tires, jewelry, cleaning supplies, paper goods, housewares and apparel.

  BJ's continually strives to add new departments, services and membership benefits to attract new members and to generate incremental sales from existing members. In recent years, for example, BJ's has introduced fresh meat and bakery departments, optical centers, lottery ticket counters, an auto buying service and a travel service. BJ's works closely with manufacturers to develop packaging and sizes which are best suited to selling through the warehouse club format in order to minimize handling costs and to provide increased value to its members.

  To ensure that its merchandise selection is closely attuned to the tastes of its members, BJ's employs regional buyers, each of whom is responsible for tailoring the product selection in individual warehouse clubs to the regional and ethnic tastes of the local market.

MEMBERSHIP

  Paid membership is an integral part of the warehouse club concept. In addition to providing a source of revenue which permits the Company to offer low prices, membership also reinforces customer loyalty and acts as a screening device, allowing BJ's to concentrate on serving high volume repeat customers. BJ's internal demographic studies indicate that its customers are more likely to be home owners and tend to have incomes, ages and family sizes which are above the average for its trading areas. BJ's has two primary types of members: business members and Inner Circle (household) members. At January 29, 1994, the Company had over 2.6 million members (including supplemental cardholders).

  BJ's has generally charged an annual membership fee for individuals and qualified businesses of $25 for the primary membership card, plus an additional $10 for each supplemental card. The Company has recently changed this policy and, in March 1994, began charging $30 for the primary membership card and will provide one free supplemental card to each primary member. The Company believes that its new fee structure will be competitive within the industry, will increase the Company's aggregate number of members, and is designed to increase the level of spending by each family or small business member. Additional supplemental cards now cost $15 each. BJ's membership policy is less restrictive than certain of its competitors, who require individual members to belong to certain qualifying groups. The Company believes that its more liberal membership policy is beneficial in helping it to expand awareness of the warehouse club concept and has attracted incremental sales without adversely affecting its costs.

  BJ's permits members to pay for their purchases by cash, check or Discover card. In addition, the Company recently introduced a BJ's credit card, which is provided by a major financial institution on a non-recourse basis. BJ's does not accept other national credit cards because of their high fee structure.

ADVERTISING

  BJ's increases customer awareness of its warehouse clubs primarily through public relations efforts, new store marketing programs and direct mail solicitations. BJ's employs a team of dedicated marketing personnel who solicit potential business members and who contact selected community groups to increase the number of members. BJ's also uses one-day passes to introduce non-members to its warehouse clubs.

  BJ's policy is generally to limit advertising and promotional expenses to new warehouse club openings and to utilize print and electronic media advertising sparingly. In 1993, the Company used limited vendor-funded television and radio advertising during the holiday season. These policies result in very low marketing expenses as compared to typical discount retailers and supermarkets.

WAREHOUSE CLUB OPERATIONS

  The Company's ability to achieve profitable operations while offering high quality merchandise at low prices depends upon the efficient operation of its warehouse clubs and high sales volumes. The Company's principal methods of achieving operating efficiencies include the following:

  Efficient Merchandise Handling. BJ's buys virtually all of its merchandise at volume discounts from manufacturers for shipment either directly to BJ's warehouse clubs or to a consolidation/deconsolidation facility. As a result, BJ's eliminates many of the costs associated with traditional multiple-step distribution channels, including distributors' commissions and the costs of storing merchandise in central distribution facilities.

  BJ's routes a significant percentage of its non-food merchandise as well as an increasing percentage of food purchases through consolidation/deconsolidation facilities which break down truckload quantity shipments from manufacturers and re-allocate these goods for shipment, generally on a same-day basis, to individual warehouse clubs. Having vendors ship to these consolidation/deconsolidation facilities permits BJ's to negotiate better volume discounts and reduces freight expense by combining full truckload merchandise shipments from different vendors to individual warehouse clubs. In addition, by receiving and processing merchandise at a central point, BJ's reduces the number of trucks received at each warehouse club and related receiving costs. BJ's believes that its strategy of opening additional warehouse clubs within existing markets will permit it to achieve further efficiencies at its existing consolidation/deconsolidation facilities.

  BJ's works closely with manufacturers to minimize the amount of handling required once merchandise is received at a warehouse club. Most merchandise is pre-marked by the manufacturer with the universal product code (UPC) so that it does not require ticketing at the warehouse club. In addition, BJ's minimizes labor costs because its warehouse clubs are self-serve. Merchandise for sale is displayed on pallets containing large quantities of each item, thereby reducing labor required for handling, stocking and restocking. Back-up merchandise is generally stored on racks above the sales floor. BJ's goal is to keep at least one day's supply of each item on the selling floor.

  Minimal Shrinkage. BJ's has been able to limit inventory losses to levels well below those typical of discount retailers by strictly controlling the exits of its warehouse clubs, by generally limiting customers to members and by using state-of-the-art electronic article surveillance. Problems associated with payments by check have also been insignificant, since the memberships of customers who issue dishonored checks are terminated. Also, bank information from business members is verified prior to the establishment of check purchase limits.

  Reduced Working Capital Requirements. In order to generate rapid inventory turnover, BJ's limits total inventories per warehouse club to an average of approximately 3,500 active SKUs. As a result of its high sales volume and rapid inventory turnover, BJ's has the opportunity to sell a substantial portion of its inventory before it is required to pay vendors for such merchandise. As sales in a given warehouse club increase and inventory turnover becomes more rapid, a greater percentage of the inventory is financed through payment terms provided by vendors rather than with working capital.

MANAGEMENT INFORMATION SYSTEMS

  Over the past three years, BJ's has made a significant investment in enhancing the efficiency with which it handles purchases and captures sales information. While BJ's originally followed the traditional warehouse club model of a two-person team at the checkout counter--a cashier plus a "caller" who read out SKU numbers and physically transferred merchandise--BJ's was the first warehouse club to eliminate the caller position by introducing scanning devices which work in conjunction with its electronic point of sale (EPOS) terminals. Sales data from the EPOS terminals is continually transmitted to a minicomputer in the warehouse club and transmitted daily to a mainframe computer which provides detailed sales information to the Company's management and merchants. BJ's utilizes a sophisticated merchandise replenishment algorithm to suggest quantities to be re-ordered, which are then monitored daily by BJ's buying staff. BJ's fully integrated MIS system also maintains detailed purchasing data on individual members, permitting BJ's merchants and store managers to track changes in members' buying behavior.

COMPETITION

  BJ's competes with a wide range of national, regional and local retailers and wholesalers selling food or general merchandise in its markets, including supermarkets, general merchandise chains, specialty chains and other warehouse clubs, several of which have significantly greater financial and marketing resources than the Company. Major competitors that operate warehouse clubs include Price/Costco Inc. and Sam's Clubs (a division of Wal-Mart Stores, Inc.). Price/Costco was formed in October 1993 by the merger of Costco Wholesale Corporation and The Price Company, Inc., two large operators of membership warehouse clubs. A majority of the units of another major operator of warehouse clubs, Pace Membership Warehouse, Inc., were recently acquired by Wal-Mart and combined with its Sam's division.

  A large number of competitive membership warehouse clubs have opened in the Northeast within the last two years. Forty-eight of BJ's 52 warehouse clubs have at least one competitive membership warehouse club in their trading areas at an average distance of approximately 6 miles. The influx of competitors' units (as well as the addition of new BJ's warehouse clubs) over the past two years has had an adverse effect on BJ's comparable stores' sales. While the Company expects additional competition to continue for at least the next fiscal year, it expects the pace of competitive openings will be lower than it has been in the past two years, in part due to the recent industry consolidation. Also, as a result of this consolidation, a number of former Pace warehouse clubs and Price/Costco warehouse clubs have ceased operation in BJ's trading areas.

  The Company believes price is the major competitive factor in the markets in which BJ's competes. Other competitive factors include store location, merchandise selection and name recognition. The Company believes that its efficient, low cost form of distribution gives it a significant competitive advantage compared to more traditional channels of wholesale and retail distribution. As a regional chain, BJ's strives to differentiate itself from other membership warehouse club operators by its attention to local buying preferences and seasonality.

HOMEBASE

GENERAL

  HomeBase opened its first warehouse store in California in October 1983 and as of January 29, 1994, operated 82 warehouse stores in 11 states (including 16 stores identified for closing). HomeBase's warehouse stores are located in the western United States. The table below shows HomeBase's locations by state as of January 29, 1994.

                                                                       NUMBER OF
     STATE                                                             LOCATIONS
     -----                                                             ---------
     California.......................................................     51
     Washington.......................................................      8
     Colorado.........................................................      5
     Arizona..........................................................      4
     Oregon...........................................................      4
     Nevada...........................................................      2
     New Mexico.......................................................      2
     Texas............................................................      2
     Utah.............................................................      2
     Idaho............................................................      1
     Oklahoma.........................................................      1
                                                                          ---
       Total..........................................................     82*
                                                                          ===

    --------
    * Includes 16 stores in operation at January 29, 1994, which the Company plans to close as part of the repositioning of HomeBase. See "HomeBase--Strategy."

INDUSTRY OVERVIEW

  Warehouse-format home centers typically provide lower prices compared to traditional channels of home improvement and building supply product distribution. The warehouse format also generally offers a very broad assortment of home improvement products, combined with a high level of service from knowledgeable, well trained warehouse staff. These factors are communicated to customers through ongoing, aggressive advertising.

  The warehouse format generally serves two broad customer groups within the home improvement industry. The first group consists of Do-It-Yourself (DIY) customers who are individuals and families that are making purchases and completing projects generally for their own homes on a Do-It-Yourself basis. These customers range from casual to serious, and require varying levels of support in planning and selecting their purchases. The second customer group consists of professional contractors and facility managers who use home improvement and building supply products on a daily basis in their businesses.

  The Company believes that demographic and lifestyle factors such as the aging baby boomers, the increase in home-centered activities and the aging housing stock will create growing demand for home improvement products and services. The Company believes that the overall market for home improvement products was approximately $115 billion in calendar 1993. The market for home improvement products is fragmented, with the five largest home improvement retailers representing approximately 20% of sales in 1992, and the top 100 operators representing less than 40% of sales.

  Over the last ten years, warehouse-format home center retailers have gained significant market share in the United States by offering lower prices, greater product selection and more in-stock merchandise than traditional home center, hardware and lumber yard operators. In addition, warehouse stores have been able to take advantage of economies created by large sales volumes. Despite the significant growth of warehouse-format home centers in recent years, the Company believes that this format represented less than 15% of the overall market in 1993.

STRATEGY

  Over the past three years, HomeBase has redirected its marketing focus to attract a wider range of customers. Originally developed as a "membership warehouse club" for the home improvement industry, HomeBase (then known as "HomeClub") appealed primarily to those customers requiring little assistance and a limited assortment of products at low prices. Recognizing that this strategy was not addressing a large portion of the market for Do-It-Yourself merchandise, HomeBase discontinued its membership requirement, changed its name and broadened its merchandise assortment while retaining the operating efficiencies inherent in the warehouse format.

  HomeBase is currently implementing a series of strategic initiatives designed to strengthen its market position in the western United States and improve its profitability. These initiatives include (i) a significant increase in the level of customer service offered at HomeBase stores, through an increase in the number of salespeople, including hiring experienced tradespeople and others with specialized product knowledge in home improvement fields, and enhanced sales and service training for both new and existing store employees, (ii) improvement in gross margin through buying efficiencies created by centralization of the merchandise replenishment function, improved distribution of merchandise to reduce freight costs, and selective price increases, and
(iii) an aggressive marketing program to communicate to customers the benefits of shopping at HomeBase and its improved levels of customer service. In the third quarter of fiscal 1994, a new management team, led by a senior executive from BJ's, was installed at HomeBase to implement these strategic initiatives.

  In the fourth quarter of fiscal 1994, the Company recorded a pre-tax restructuring charge of $101.1 million primarily to cover expenses related to the repositioning of HomeBase. The restructuring is designed to enable HomeBase to focus its management efforts and financial resources on strengthening its competitive position in the western United States. This charge reflects the closing of all eight of the Company's stores in midwestern markets (Chicago and Toledo), which were outside HomeBase's primary market area, the planned closing of 16 additional stores where the potential to achieve the Company's objectives is limited, and liquidating certain discontinued merchandise. The Company has disposed of five of the eight midwestern locations, and is actively seeking to dispose of the remaining three midwestern locations. The Company is also seeking to sell or sublease the 16 additional locations identified for closing. See "Preliminary Results for Fiscal 1994."

  The following are critical elements of HomeBase's strategy for growth:

  Provide Superior Customer Service. HomeBase believes that a high level of customer service is required to build both customer loyalty and sales. To improve its level of customer service, HomeBase added a significant number of sales and service personnel in the fourth quarter of fiscal 1994. Many of the recently hired personnel are tradespeople or specialists trained in particular merchandise categories who will be able to provide knowledgeable assistance to customers. HomeBase has also reoriented its training programs to emphasize the importance of customer service and to focus sales personnel on becoming knowledgeable specialists in particular areas of home improvement. By increasing customer contact with knowledgeable tradespeople and trained specialists, HomeBase believes that it will be able to raise its level of customer service, thereby broadening its appeal both to DIY and professional customers.

  Increase Customer Awareness. The Company is undertaking an aggressive marketing program to attract new customers by emphasizing HomeBase's enhanced commitment to customer service, its broad product selection, high quality merchandise and everyday low prices. This program will supplement HomeBase's regular print advertising with the extensive use of television advertising.

  Build Customer Know-How. HomeBase believes that it is important not only to address the needs of the existing DIY marketplace, but that it is also important to expand the DIY marketplace by encouraging new DIY customers and upgrading the skills and confidence levels of existing DIY customers. HomeBase provides assistance and training to DIY customers, including regularly scheduled customer clinics on a wide range of home improvement projects.

  Serve the Professional. HomeBase has designed a series of programs designed to specifically address the needs of contractors. A majority of HomeBase warehouse stores have Contractor Desks, with staff dedicated to handling contractors' special needs, including the ability to receive faxed orders and pre-assemble them for pick-up, and quickly obtaining special items and sizes. HomeBase will also deliver bulk purchases to job sites for a nominal fee. HomeBase warehouse stores offer extended hours, opening early in the morning to serve professional contractors.

EXPANSION

  HomeBase is currently the largest or second largest home improvement operator in most of the metropolitan markets which it serves. HomeBase's current expansion strategy is oriented towards reinforcing its position in these existing markets and expanding selectively to contiguous markets.

  The following table shows the number of HomeBase stores opened and closed in the last six years:

                  WAREHOUSE STORES                                  WAREHOUSE
                  IN OPERATION AT     WAREHOUSE       WAREHOUSE     STORES IN
FISCAL YEAR          BEGINNING      STORES OPENED   STORES CLOSED  OPERATION AT
ENDED JANUARY         OF YEAR      DURING THE YEAR DURING THE YEAR END OF YEAR
- -------------     ---------------- --------------- --------------- ------------
1989.............        36               10              --            46
1990.............        46               12              --            58
1991.............        58                8              --            66
1992.............        66                7              --            73
1993.............        73               13              --            86
1994.............        86                5               9            82

  As of October 30, 1993, HomeBase operated 90 warehouse stores. As part of the repositioning of HomeBase, the Company closed eight stores in the Midwest in January 1994, resulting in 82 stores in operation at the end of fiscal 1994. The Company has also announced its plans to close an additional 16 warehouse stores. In fiscal 1995, HomeBase plans to open approximately four warehouse stores, which will be located in existing market areas.

STORE PROFILE

  The average size of the 82 HomeBase warehouse stores in operation at January 29, 1994 was 101,000 square feet. Most HomeBase warehouse stores also utilize additional outside selling space for nursery and garden centers. HomeBase's warehouse stores are located in both free-standing locations and "strip malls." In some locations, HomeBase warehouse stores are combined with membership warehouse clubs or other large store retailers in shopping centers known as power centers.

  Including space for parking, a typical HomeBase warehouse store requires six to ten acres of land. Construction and site development costs for a new HomeBase warehouse store average $5.1 million. Land acquisition costs for a new warehouse store generally range from $2.0 million to $6.0 million. A new HomeBase warehouse store entails an initial capital investment of approximately $1.5 million for fixtures and equipment. In addition to capital expenditures, each new warehouse store requires an investment of approximately $2.5 million for inventory (net of accounts payable) and pre-opening expenses.

MERCHANDISING

  HomeBase's large product offering provides a broad selection of brand name merchandise to both DIY customers and professional contractors. HomeBase's merchandise selection is broad enough to allow a customer to purchase virtually every item needed to build an entire home. The Company believes that its 25,000 SKU selection is broader than the selection offered by traditional home center competitors.

  By making use of the operating efficiencies of the warehouse format to maximize productivity, HomeBase believes it is able to provide substantial savings over other channels of home improvement and building supply product distribution. In order to achieve greater operational efficiencies, HomeBase has recently centralized its merchandise replenishment operations and improved its logistics of distribution to reduce freight costs. By centralizing its replenishment activities, the Company believes it will be able to improve the manner in which it acquires products. In addition, this program will permit the Company to redeploy store personnel, which will increase customer service.

  Merchandise sold by HomeBase includes lumber, building materials, plumbing supplies and fixtures, electrical materials and fixtures, hand and power tools, hardware, paints, garden supplies, nursery items, home decorative items and related seasonal and household merchandise. HomeBase's name brand orientation allows customers to compare HomeBase's prices to the same items offered by competitors. In selected categories, HomeBase supplements these name brand offerings with high quality private label products at lower prices. As part of its restructuring, in the fourth quarter of fiscal 1994, HomeBase discontinued certain merchandise unrelated to its core home improvement offerings. In addition, HomeBase raised prices on selected merchandise items to the lower end of the range of prices offered by competitors in the relevant trading area.

MARKETING AND ADVERTISING

  HomeBase addresses its primary target customers through a mix of newspaper, direct mail, radio and television advertising. The primary advertising medium is newspaper advertisements, including both freestanding inserts and run-of-press ads. Television and radio advertising are used to reinforce HomeBase's image of providing superior customer service and offering a broad assortment of merchandise at every day low prices. Additionally, the Company participates in or hosts a variety of home shows, customer hospitality events and contractor product shows. HomeBase solicits vendor participation in many of its advertising programs. The Company has recently commenced an aggressive marketing program to attract new customers by emphasizing HomeBase's enhanced commitment to customer service, its broad product selection, high quality merchandise and everyday low prices.

WAREHOUSE OPERATIONS

  Customer Service. HomeBase is committed to providing superior service to every customer. Carefully selected home improvement specialists, many of whom have extensive experience in their respective fields, are available throughout the store to assist DIY customers and professional contractors.

  The HomeBase warehouse is designed to serve both the contractor and DIY markets. HomeBase's project design centers and kitchen design centers feature computer assisted design tools where customers can work with design coordinators to conceptualize and plan virtually any home improvement project. HomeBase's contractor desk, with its dedicated staff, permits the contractor to take advantage of the breadth of HomeBase's offerings in a timely manner. Complemented by HomeBase's delivery capability, the HomeBase contractor desk strives to be the "supplier of first choice" to the professional contractor market.

  Training. HomeBase strives to develop the skills of its store personnel to ensure that customers consistently receive knowledgeable and courteous assistance. HomeBase's training programs have been recently reoriented to emphasize the importance of customer service and to improve store employees' selling skills. HomeBase provides extensive training for its entry level warehouse store personnel through a comprehensive in-house training program that combines on-the-job training with formal seminars and meetings. On an ongoing basis, warehouse store personnel attend frequent in-house training sessions conducted by HomeBase's training staff or by manufacturers' representatives, and they receive sales, product and other information in frequent meetings with their managers. HomeBase's satellite television system (HBTV) permits it to simultaneously broadcast training sessions from its Irvine, California headquarters to every individual warehouse store location.

  Low Cost Operation. HomeBase purchases most of its merchandise directly from manufacturers for shipment either directly to the selling warehouse store or to consolidation/deconsolidation facilities where large shipments are broken down and separated for transfer to individual warehouse stores, generally on a same-day basis. By operating no-frills warehouse facilities, HomeBase's fixturing and operating costs are kept substantially below those of traditional home improvement retailers.

  Credit. HomeBase offers its own private label credit card to customers under a non-recourse program operated by a major financial institution. The Company plans to introduce a similar third party program directed toward professional contractors. HomeBase also accepts MasterCard, Visa, Discover and American Express.

MANAGEMENT INFORMATION SYSTEMS

  HomeBase uses a fully integrated management information system to monitor sales, track inventory and provide rapid feedback on performance of its business. These systems are designed to enhance HomeBase's "quick response" capability. Each HomeBase warehouse store operates point-of-sale terminals which capture information on each item sold via UPC scanning. Minicomputers at each warehouse store process and consolidate this information during the selling day and transmit it each night to HomeBase's information center via satellite. From this information, the data center produces daily reports that are used to support merchandising, inventory replenishment and promotional decisions.

  HomeBase's satellite television network broadcasts several times each week to all of HomeBase's warehouse stores. Broadcasts include training sessions, vendor product demonstrations and interactive discussions with HomeBase's management.

  HomeBase introduced scanning to the home improvement industry and is a leader in implementing EDI. EDI permits both HomeBase and its vendors to save money and reduce errors by electronically transmitting purchase order information. HomeBase now uses EDI with over 700 vendors and plans to expand its use of this technology.

COMPETITION

  HomeBase competes with a wide range of businesses engaged in the wholesale or retail sale of home improvement and building supply merchandise, including home centers, hardware stores, lumber yards and discount stores. The Company believes the major competitive factors in the markets in which HomeBase competes are customer service, price, product selection, location and name recognition. The Company believes that its improving level of customer service, the value offered by HomeBase's low prices and the one-stop shopping available through its full range of home improvement products give it an advantage over many of its traditional home center competitors. Major competitors in HomeBase's market areas that also use the warehouse merchandising format include The Home Depot, Inc. and Builder's Square Inc. (a subsidiary of Kmart Corporation). Approximately 70% of HomeBase's warehouse stores currently have at least one warehouse home improvement retailer in their trading areas at an average distance of approximately 3 miles. Approximately 60% of HomeBase's warehouse stores currently compete with Home Depot units. HomeBase also competes with a number of smaller regional operators such as Orchard Lumber Supply, Contractor's Warehouse (a division of Grossman's Inc.) and Eagle Hardware & Garden, Inc. Some of the Company's competitors have significantly greater financial and marketing resources than the Company.

EMPLOYEES

  As of January 29, 1994, the Company had approximately 16,000 employees, of whom approximately 7,900 were employed at BJ's, approximately 8,000 were employed at HomeBase and the remainder were engaged in general corporate activities. Approximately 13,600 of the Company's employees are eligible for Company subsidized medical benefits after a minimum period of service.

  None of the Company's employees is represented by unions. The Company considers its relations with its employees to be excellent.

PROPERTIES

  The Company operated 134 warehouse locations as of January 29, 1994, of which 108 are leased under long-term leases and 22 are owned. The Company owns the buildings at the remaining four locations, which are subject to long-term ground leases.

  The unexpired terms of these leases range from one year to 39.9 years, and average approximately 14.2 years. The Company has options to renew all but one of its leases for periods that range from approximately 5 to 50 years and average approximately 18.4 years. These leases require fixed monthly rental payments which are subject to various adjustments. In addition, certain leases require payment of a percentage of the warehouse's gross sales in excess of certain amounts. Most leases require that the Company pay all property taxes, insurance, utilities and other operating costs.

                                   MANAGEMENT

  The following sets forth certain information regarding directors and executive officers of the Company.

                                                 POSITIONS AND OFFICES
              NAME                AGE              WITH THE COMPANY
              ----                ---            ---------------------
Sumner L. Feldberg...............  69 Chairman of the Board
S. James Coppersmith.............  61 Director
Stanley H. Feldberg..............  69 Director
Allyn L. Levy....................  66 Director
Arthur F. Loewy..................  65 Director
Thomas J. Shields................  46 Director
Lorne R. Waxlax..................  60 Director
Herbert J Zarkin.................  55 President, Chief Executive Officer and
                                       Director
John J. Nugent...................  47 Executive Vice President, President--BJ's
                                       Wholesale Club
Allan P. Sherman.................  49 Executive Vice President, President--
                                       HomeBase
Dale N. Garth....................  43 Senior Vice President, Treasurer and Chief
                                       Financial Officer
Sarah M. Gallivan................  51 Vice President--General Counsel and
                                       Secretary
Edward J. Weisberger.............  51 Vice President--Finance

  SUMNER L. FELDBERG has been Chairman of the Board since February 1989. Mr. Feldberg is also Chairman of the Board of The TJX Companies, Inc. ("TJX"), and was Chairman of TJX from 1973 to 1987 and Chairman of that company's Executive Committee from 1987 to 1989. Mr. Feldberg is a trustee of Mass. Mutual Corporate Investors, Inc. and Mass. Mutual Participation Investors. Mr. Feldberg is also a past chairman of the National Retail Merchants Association. Mr. Feldberg is Chairman of the Executive Committee and a member of the Finance Committee.

  S. JAMES COPPERSMITH has been a director since December 1993. He has been President and General Manager of WCVB-TV, a Boston television station, since 1990. From 1982 to 1990 he was Vice President and General Manager of WCVB-TV. Mr. Coppersmith is a director of Sun America Management Asset Corporation and Uno Restaurant Corp. and Chairman of the Board of Directors of Emerson College. Mr. Coppersmith is a member of the Executive Compensation Committee.

  STANLEY H. FELDBERG has been a director since February 1989. He is a director of TJX and was President of TJX from 1956 to 1978. He is also an independent general partner of ML-Lee Acquisition Funds I and II. Mr. Feldberg is a member of the Audit Committee and the Executive Compensation Committee.

  ALLYN L. LEVY has been a director since October 1993. He has been a private investor since 1988. From 1974 until 1986, he was founder, Chairman of the Board and Chief Executive Officer of Patriot Bank Corporation, a commercial bank holding company. He is a director of CV Reit, Inc. Mr. Levy is a member of the Audit Committee.

  ARTHUR F. LOEWY has been a director since February 1989. He is a director of TJX and was Chief Financial Officer and Executive Vice President--Finance of TJX from 1982 to 1989. Mr. Loewy is Chairman of the Finance Committee.

  THOMAS J. SHIELDS has been a director since June 1992. He is President of Thomas J. Shields & Company, Inc., an investment banking and financial advisory firm. From 1989 to 1991 he was a Managing Director of Bear, Stearns & Co. Inc. and from 1982 to 1991 Mr. Shields was Manager of the Boston Corporate Finance office of Bear, Stearns & Co. Inc. Mr. Shields is also a director of Seaboard Corporation. Mr. Shields is Chairman of the Audit Committee.

  LORNE R. WAXLAX has been a director since January 1990. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of Iams Company, Hon Industries, Inc. and Clean Harbors, Inc. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee.

  HERBERT J ZARKIN has been a director, President and Chief Executive Officer of the Company since May 1993 and was President of the Company's BJ's Wholesale Club Division from May 1990 to May 1993. From April 1989 to May 1993 he was Executive Vice President of the Company. He was previously with TJX as Senior Vice President--Warehouse Club Divisions from December 1988 to June 1989. He was Chairman of the Zayre Stores Division of TJX from May 1988 and continued in that capacity through December 1988 following TJX's sale of that division in October 1988; he was President of TJX's HomeBase Division during 1986-1988. Mr. Zarkin is a member of the Executive Committee and Finance Committee.

  JOHN J. NUGENT has been Executive Vice President of the Company and President of BJ's Wholesale Club since September 1993. From 1991 to 1993 he was Senior Vice President of BJ's Wholesale Club and from 1989 to September 1993 he was Director of Sales Operations of BJ's Wholesale Club. Prior thereto, he was Vice President of Operations at Child World from 1980 to 1989.

  ALLAN P. SHERMAN has been Executive Vice President of the Company since May 1993 and President of HomeBase since September 1993. From May 1993 to September 1993 he was President of BJ's Wholesale Club. From August 1991 to May 1993 he was Senior Vice President and General Merchandise Manager--Non Food of BJ's Wholesale Club and was Vice President and General Merchandise Manager--Non Food of BJ's Wholesale Club from February 1991 to August 1991. Prior thereto, Mr. Sherman was President of My House, a division of Jamesway (1989-1991) and Divisional Merchandise Manager of the Zayre Stores Division of TJX from 1986 and continued in that capacity through May 1989 following TJX's sale of that division in October 1988.

  DALE N. GARTH has been Senior Vice President and Chief Financial Officer since September, 1992 and Treasurer since December 1992. Prior thereto, Mr. Garth was Senior Vice President, Finance and Chief Financial Officer of Talbots, Inc. (1989-1991).

  SARAH M. GALLIVAN has been employed by the Company since October 1989 and was elected Vice President, General Counsel and Secretary in December 1989. Prior thereto, Ms. Gallivan was with Damon Corporation as legal counsel.

  EDWARD J. WEISBERGER has been Vice President-Finance since April 1989. Prior thereto, Mr. Weisberger was Vice President--Corporate Controller of TJX (1987-
1989).

  Stanley H. Feldberg and Sumner L. Feldberg are first cousins. There are no other family relationships among any of the Company's directors and executive officers.

                             RELATIONSHIP WITH TJX

  In connection with the Company's 1989 spin-off from TJX (the "Spin-Off"), the Company and TJX entered into a Distribution Agreement and a Services Agreement.

  The Distribution Agreement provides for, among other things, (i) the division between the Company and TJX of certain liabilities and (ii) certain other agreements governing the relationship between the Company and TJX following the Spin-off. Under the Distribution Agreement, TJX assumed certain liabilities relating to the Company's business for the period prior to the Spin-off. In general, the Company assumed responsibility for all post-Spin-off liabilities relating to its business. TJX retained liability for insured claims arising before the Spin-off and in 1999 will receive from (or pay to) the Company the amount by which TJX's costs at the end of this 10-year period exceed (or are less than) the reserve amount agreed to.

  Pursuant to the Services Agreement, TJX provided certain services, primarily data processing, to the Company during fiscal 1994, for which the Company paid TJX approximately $6.5 million. The Company has elected to continue to purchase data processing and certain other services through fiscal 1995.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 29, 1994 by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all the Company's directors and executive officers as a group.

                                                                 PERCENTAGE OF
                                                   NUMBER OF      OUTSTANDING
NAME                                               SHARES(1)    COMMON STOCK(1)
- ----                                               ---------    ---------------
David J. Greene and Company....................... 2,089,027(2)       6.3%
 599 Lexington Avenue
 New York, New York 10022
The Prudential Insurance Company of America....... 1,921,290(3)       5.8%
 Prudential Plaza
 Newark, New Jersey 01702
Mellon Bank Corporation and subsidiaries.......... 1,751,000(4)       5.3%
 One Mellon Bank Center
 Pittsburgh, Pennsylvania 15258
Sumner L. Feldberg................................   179,958(5)         *
S. James Coppersmith..............................     2,000            *
Stanley H. Feldberg...............................   153,017(5)         *
Allyn L. Levy.....................................     5,000            *
Arthur F. Loewy...................................     6,632(5)         *
Thomas J. Shields.................................       500            *
Lorne R. Waxlax...................................     5,000            *
Herbert J Zarkin..................................   150,182            *
John J. Nugent....................................    65,936            *
Allan P. Sherman..................................    49,500            *
Dale N. Garth.....................................    15,625            *
Sarah M. Gallivan.................................    11,500            *
Edward J. Weisberger..............................    31,976            *
All directors and executive officers as a group
 (13 persons).....................................   643,460          1.9%

- --------
 * Less than 1%.
(1) Includes the following shares of Common Stock issuable in respect of shares of Common Stock that may be acquired upon exercise of outstanding stock options which are exercisable on January 29, 1994 or within 60 days thereafter: Mr. Zarkin, 52,672 shares; Mr. Nugent, 27,250 shares; Mr. Sherman, 19,500 shares; Mr. Garth, 3,125 shares; Mr. Weisberger, 13,936 shares; Ms. Gallivan, 5,000 shares; all directors and executive officers as a group, 121,483 shares.
(2) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the Commission by David J. Greene and Company, a registered broker-dealer and investment adviser. David J. Greene and Company reported that it has sole power to vote 115,000 shares and shared power to vote 1,314,100 shares and has sole dispositive power with respect to 115,000 shares and shared dispositive power with respect to 1,974,027 shares.
(3) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the Commission by The Prudential Insurance Company of America ("Prudential"). Prudential reported that is has sole power to vote 6,400 shares and shared power to vote 1,914,890 shares and has sole dispositive power with respect to 6,400 and shared dispositive power with respect to 1,914,890 shares.
(4) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the Commission by Mellon Bank Corporation ("Mellon") on its own behalf and on behalf of several of its subsidiaries. Mellon reported that it and its subsidiaries have sole power to vote 1,055,000 shares and shared power to vote 70,000 shares and have sole dispositive power with respect to 1,446,000 shares and shared dispositive power with respect to 305,000 shares.
(5) Includes the following shares beneficially owned by the following persons as trustees or custodians of which beneficial interest is disclaimed unless otherwise indicated: Stanley H. Feldberg (33,366 shares); Sumner L. Feldberg (73,029 shares, of which 33,366 are shares also beneficially owned by Stanley H. Feldberg). Excludes the following shares beneficially owned by the respective spouses and/or children of the following persons, of which the following persons disclaim beneficial ownership: Stanley H. Feldberg (90,663 shares); Sumner L. Feldberg (13,168 shares); and Arthur F. Loewy (413 shares).

                              DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued pursuant to an indenture (the "Indenture") to be
dated as of      , 1994 between the Company and The First National Bank of
Boston, as trustee (the "Trustee"), the proposed form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." Section references in this Prospectus refer to sections in the Indenture.

  The Notes will be general obligations of the Company. The Notes will be senior subordinated obligations of the Company, subordinate in the right of payment to all Senior Indebtedness of the Company and will be senior in right of payment to, or pari passu in right of payment with, other subordinated indebtedness of the Company. The Notes are effectively subordinate to all indebtedness and other liabilities of Subsidiaries of the Company.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $100,000,000 and will
mature on     , 2004. Interest on the Notes will accrue to the rate of  % per
annum and will be payable semi-annually on each     and     , commencing on
    , 1994, to the holder of record on the immediately preceding     and    ,
whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of first issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Unless otherwise designated by the Company, the Company's office or agency in New York City will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Notes are not redeemable at the option of the Company prior to     ,
1999. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve month period beginning   of the years indicated below:

                                                                      REDEMPTION
     YEAR                                                               PRICES
     ----                                                             ----------
     1999............................................................         %
     2000............................................................         %
     2001............................................................         %
     2002 and thereafter.............................................   100.00%

(Section 3.01).

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that notice shall be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. (Sections 3.02 through 3.06).

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (as defined below), each holder shall have the right to require at such holder's election the repurchase of all or a portion (in $1,000 increments) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase. Immediately following any Change of Control, the Company shall mail a notice to the Trustee and to each holder stating: (i) that the Change of Control Offer is being made pursuant to the "Repurchase Upon Change of Control" covenant in the Indenture and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment thereof, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (v) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date; (vi) that holders will be entitled to withdraw their election on the terms and conditions set forth in such notice; (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and (viii) the circumstances and relevant facts regarding such Change of Control (including pro forma historical financial information after giving effect to such Change of Control) and information regarding the person or persons acquiring control.

  On the Change of Control Payment Date, the Company shall (i) accept for payment all Notes or portions thereof tendered, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee, all Notes so tendered together with an officer's certificate specifying the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so tendered, payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that such new Note shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. (Section 4.11).

  The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes triggered by a Change of Control.

  "Change of Control" means (a) the acquisition, including through merger, consolidation or otherwise, by any Person or any group for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof, of direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of 50% or more of either (i) the outstanding shares of common stock of the Company or (ii) the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors, or (b) the Company sells, conveys, transfers or leases all or substantially all of its assets (including without limitation the stock of one or more Subsidiary Guarantors (as defined below) which singly or in the aggregate own all or substantially all of the assets of the Company determined on a consolidated basis to any Person (other than one or more Wholly-owned Subsidiaries) in a transaction or series of related transactions, other than in connection with the reincorporation of the Company in another jurisdiction where each holder of common stock immediately prior to such reincorporation owns the same percentage of the Company immediately after its reincorporation.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The Company's ability to purchase the Notes will be limited by the Company's then available financial resources and, if such financial resources are insufficient, its ability to arrange financing to effect such purchases. There can be no assurance that the Company will have sufficient funds to repurchase the Notes upon a Change of Control or that the Company will be able to arrange financing for such purpose.

  A Change of Control would constitute an event of default under the Company's Credit Agreement, the Company's 9.58% Notes due 1998 and the Convertible Subordinated Debentures and could result in the acceleration of the Company's debt repayment obligations thereunder. In such event, the Company may not have sufficient resources to satisfy all its repayment and repurchase obligations.

SUBORDINATION

  The Notes are subordinated in right of payment to the prior payment in full in cash or, at the sole option of the holders of Senior Indebtedness, cash equivalents, of all Senior Indebtedness. (Section 10.01).

  Upon any (i) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, (ii) assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company or (iii) distribution to creditors of the Company in a liquidation or dissolution of the Company, the indebtedness and other monetary claims and obligations evidenced by the Notes (including, without limitation, principal of, premium, if any, and interest) will be subordinated in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, including any interest accruing on such Senior Indebtedness before or after the commencement of such proceeding. Upon any default by the Company in the payment of the principal of, premium, if any, or interest on Senior Indebtedness, when the same becomes due, no payment may be made on or in respect of the Notes until such default has been cured or waived. No such subordination will limit the right of the holders of the Notes or Trustee to take any action to accelerate the maturity of the Notes or pursue other remedies upon the occurrence of any Event of Default (as defined in the Indenture); provided, however, that all Senior Indebtedness then due and payable should first be paid in full before the holders of the Notes or the Trustee are entitled to receive any payment from the Company in respect of the Notes. The Indenture also provides that no payment may be made by the Company upon or in respect of the Notes for the period specified below (the "Payment Blockage Period") during the continuance of any non-payment event of default with respect to Specified Senior Indebtedness pursuant to which the maturity thereof may be accelerated. The Payment Blockage Period shall commence on the earlier of (i) the commencement of judicial proceedings relating to a non-payment event of default, (ii) receipt by the Trustee of notice from the holder or holders of at least 25% in aggregate principal amount of any Specified Senior Indebtedness, the trustee or an authorized representative for the holders of any Specified Senior Indebtedness or (iii) if such non-payment event of default results from the acceleration of the Notes, the date of such acceleration, and shall end 179 days thereafter unless (a) appropriate enforcement proceedings shall have been commenced upon such non-payment default or (b) such Payment Blockage Period shall have been earlier terminated. The holders of more than one class of Senior Indebtedness who collectively meet the $20,000,000 threshold for Specified Senior Indebtedness may act in concert to cause a Payment Blockage Period. Not more than one Payment Blockage Period with respect to the Notes may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Specified Senior Indebtedness initiating such period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the representative for or the holders of such Specified Senior Indebtedness whether or not within a period of 360 consecutive days. (Section 10.03).

  As a result of the subordination provisions described above, in the event of insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness may recover less ratably than holders of Senior Indebtedness and may recover more ratably than holders of the Notes and the Company may be unable to make all payments due under the Notes.

  As of January 29, 1994, after giving effect to the issuance of the Notes, the aggregate amount of Senior Indebtedness outstanding was $78.3 million. Certain of the Company's operations are conducted through its Subsidiaries. As of January 29, 1994, the Subsidiaries of the Company had outstanding Indebtedness of approximately $11.4 million, including trade payables, and had property and assets with a book value of approximately $261.8 million. As of January 29, 1994, the Company's total shareholders' equity was $420.5 million. The Notes will be structurally subordinated to Indebtedness of the Company's present and future Subsidiaries, including trade payables. In the future, the Company may issue additional Senior Indebtedness to refinance existing indebtedness or for other corporate purposes. See "Limitation on Additional Indebtedness."

CERTAIN COVENANTS

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution or repurchase on account of the Company's or any of its Subsidiaries' Capital Stock or other Equity Interests (other than dividends or distributions payable to the Company or any of its Wholly-owned Subsidiaries or payable in shares of Capital Stock of the Company other than Redeemable Stock), (ii) purchase, redeem or otherwise retire for value any Equity Interests of the Company or any of its Subsidiaries (other than any purchase, redemption or retirement of such Equity Interests owned by the Company or any of its Wholly-owned Subsidiaries); (iii) purchase, redeem, prepay, defease or otherwise retire for value prior to scheduled maturity, repayment or sinking fund payment, (A) any Indebtedness of the Company that is contractually subordinated in right of payment to the Notes, or (B) any Indebtedness of any Subsidiary that is contractually subordinated in right of payment to the Notes other than Indebtedness to the Company or (iv) make Investments (either through the Company or any of its Wholly-owned Subsidiaries) other than Permitted Investments (the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"), if at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made on or after the date of the Indenture, exceeds (x) $75 million (in the event the Notes on the date of computation are rated BBB- (or better) by Standard & Poor's Corporation and Baa3 (or better) by Moody's Investors Service, Inc., such amount shall be increased by $50 million) plus 50% of the amount of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from January 29, 1994 through the last fiscal quarter immediately preceding such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus (y) 100% of the aggregate net cash proceeds received by the Company on or after January 29, 1994 from (i) the issue or sale of Equity Interests of the Company (other than such Equity Interests issued or sold to a Subsidiary of the Company and other than Redeemable Stock), (ii) the conversion of Indebtedness of the Company (other than (A) in respect of the Convertible Subordinated Debentures or (B) such Indebtedness held by a Subsidiary of the Company) into Capital Stock of the Company (other than Redeemable Stock), which for purposes of this clause (b) shall be valued at the net cash proceeds received by the Company upon the initial issuance of such Indebtedness plus such additional Cash consideration payable to the Company upon such conversion, or (iii) the net cash proceeds received by the Company from its investment in, and the sale, disposition or other liquidation of, Investments that are not Permitted Investments; or

    (c) immediately after such Restricted Payment, the Company would not be permitted to incur $1.00 of additional Indebtedness pursuant to the covenants set forth in "Limitation of Additional Indebtedness" below.

  The foregoing provisions will not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the retirement of any shares of the Company's Capital Stock in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of the Company's Capital Stock, other than any Redeemable Stock; (iii) Investments by the Company or a Subsidiary of the Company in the Company or a Wholly-owned Subsidiary of the Company or the purchase, redemption, or other acquisition or retirement for value of such Investments; (iv) acquisitions of Wholly-owned Subsidiaries; (v) the purchase, redemption, prepayment, defeasance or other acquisition or retirement for value prior to scheduled maturity, or any repayment or sinking fund payment of any Indebtedness of any Wholly-owned Subsidiary of the Company which is not contractually subordinated in right of payment to the Notes; (vi) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Company which is made in exchange for, or out of proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of (A) shares of Capital Stock (other than Redeemable Stock) of the Company, provided, however, that any Net Cash Proceeds from such issue are excluded from clause (b)(y)(i) of the preceding paragraph or (B) new Indebtedness of the Company, so long as (1) such Indebtedness is expressly subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being so refinanced; (2) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes; and (3) such Indebtedness has a final scheduled maturity which exceeds the final Stated Maturity of the Notes, provided, however, that any Net Cash Proceeds from such issue are excluded from clause (b)(y)(ii) of the preceding paragraph; and (vii) loans and advances to officers and employees of the Company or any of its Subsidiaries up to $5 million in the aggregate outstanding at any one time. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, no amounts expended pursuant to clauses (iii), (iv), (v), (vi) and (vii) of this paragraph shall be included. (Section 4.06).

  Limitation on Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective or enter into any agreement, with any Person that would cause or permit to exist or become effective, any encumbrance or restriction on the ability of (i) any Wholly-owned Subsidiary to pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Subsidiaries or (ii) any Subsidiary to (A) pay any Indebtedness owed to the Company or any Subsidiary, (B) make loans or advances to the Company, or (C) transfer any of its properties or assets to the Company, except for purposes of clauses (i) and (ii), for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) the Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any of its Subsidiaries, (4) any instrument governing indebtedness of a Person acquired by the Company or any of its Subsidiaries at the time of such acquisition, which encumbrance or restriction is applicable to any Person so acquired or its properties or assets and was not entered into in connection with such acquisition, (5) encumbrances or restrictions under Existing Indebtedness or (6) encumbrances or restrictions under any Real Estate Financing by any of the Company's Subsidiaries. (Section 4.07).

  Limitation on Other Senior Subordinated Debt. The Indenture provides that the Company will not incur, create, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness and contractually senior in any respect in right of any payment to the Notes. (Section 4.08).

  Limitation on Additional Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than Permitted Indebtedness; provided, however, that (a) the Company or any Subsidiary may incur Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness and the application of any of the proceeds therefrom to repay Indebtedness as if such incurrence had occurred on the first day of such period, the Consolidated Interest Coverage Ratio for its four full fiscal quarters ending immediately prior to the date such additional Indebtedness is created, incurred, issued, assumed or guaranteed will be at least 2.0 to 1.0, provided that such calculation shall give effect to (A) the incurrence of any Indebtedness (after giving effect to the application of the proceeds thereof) in connection with the simultaneous acquisition of any Person, business, property or assets, and
(B) the Consolidated Net Income generated by such acquired Person, business, property or assets, giving effect in each case to such incurrence of Indebtedness, application of proceeds and Consolidated Net Income as if such acquisition had occurred at the beginning of such four quarter period, and (b) a Subsidiary of the Company may incur Indebtedness if (i) the assets of the Subsidiary consist solely of (x) real estate securing Real Estate Financing and
(y) other Assets with a book value not in excess of 10% of the principal amount of any Indebtedness incurred by such Subsidiary and such Indebtedness constitutes Real Estate Financing at the time it is created, incurred, issued, assumed or guaranteed by such Subsidiary of the Company (which shall not have been guaranteed by the Company) or (ii) such Indebtedness, together with all other Indebtedness of all Subsidiaries of the Company (other than Indebtedness incurred pursuant to clause (b)(i) of this paragraph), is an aggregate amount not exceeding $5 million at any time outstanding. (Section 4.09).

  Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective assets, now owned or hereafter acquired, or any income or properties therefrom, securing any Indebtedness that is pari passu with or contractually subordinated in right of payment to the Notes, other than Permitted Liens. (Section 4.10).

  Limitation on Use of Proceeds from Asset Sales. The Company and its Subsidiaries will not, directly or indirectly, consummate any Asset Sales unless (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, (ii) at least 80% of the Net Proceeds from the Asset Sales are received in Cash and Marketable Securities at closing, and (iii) with respect to any Asset Sale involving the Equity Interests of any Subsidiary, the Company shall sell all of the Equity Interests it owns of such Subsidiary in such Asset Sale. Within twelve months (or, in the event of a sale-and-leaseback transaction, twenty-four months) after the receipt of Cash in respect of any Asset Sale, the Company or a Subsidiary may use all such cash either to (x) invest in capital assets, (y) purchase properties and assets that are of a type similar to the properties and assets that were the subject of such Asset Sale, and in the case of clauses (x) and (y) the acquired capital assets or properties and assets, as the case may be, are to be used primarily in a retail warehousing business of the Company which is operated by the Company or a Significant Subsidiary of the Company (or is a business which meets the test necessary to be a Significant Subsidiary) immediately prior to such acquisition or (z) permanently reduce Senior Indebtedness. "Excess Proceeds" shall mean any Cash from an Asset Sale that is not invested or used to permanently reduce Senior Indebtedness as provided in the preceding sentence. When the aggregate amount of Excess Proceeds from any Asset Sale or series of related Asset Sales exceeds 10% of the aggregate book value of the tangible assets of the Company and its Subsidiaries (measured at the end of the most recent fiscal quarter ended prior to such Asset Sale), the Company shall offer to purchase from all holders of the Notes the maximum principal amount of Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of the Notes tendered pursuant to the Excess Proceeds offer is less than the Excess Proceeds, the Company may use such deficiency, or a portion thereof, for general corporate purposes. If the aggregate principal amount of the Notes surrendered by holders thereof exceeds the amount of Net Proceeds, the Company shall select the Notes to be purchased on a pro rata basis.

Upon completion of such offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, $5 million of Cash received from any Asset Sale or Asset Sales in any fiscal year shall not be subject to the restrictions contained in this covenant. (Section 4.12).

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds offer.

  Limitation on Transactions with Affiliates. Except as otherwise permitted by the Indenture, neither the Company, nor any of its Subsidiaries, will make any Investment, loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Wholly-owned Subsidiaries) unless (i) the Board of Directors of the Company or such Subsidiary, as the case may be, determines, in its reasonable good faith judgment, that such transaction or series of transactions is in the best interest of the Company or such Subsidiary based on full disclosure of all relevant facts and circumstances, (ii) such transaction or series of transactions is fair to the Company or such Subsidiary and on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate and (iii) with respect to a transaction or series of transactions involving aggregate payments greater than $5 million, a majority of independent directors of the Company shall approve such transaction or series of transactions by a resolution certifying that such transaction or series of related transactions comply with the clause (ii) above. (Section 4.13).

  Merger, Consolidation or Sale of Assets. The Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person or permit any party to merge with or into it unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company, substantially as an entirety, are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the surviving entity, after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness pursuant to the covenants set forth in "Limitation on Additional Indebtedness" above; provided however that the transfer by the Company of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to one or more Wholly-owned Subsidiaries shall not be subject to the provisions of this paragraph if each such Subsidiary (i) is organized and existing under the laws of the United States or any State thereof or the District of Columbia and (ii) complies with the covenants described in "Subsidiary Guarantees" below.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor corporation had been named as the Company in the Indenture; and thereafter, the Company shall be discharged and released from all obligations and covenants under the Indenture and the Notes. (Section 5.01).

  Subsidiary Guarantees. The Indenture provides that if (i) the Company or any Subsidiary of the Company that is a Subsidiary Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) which in the aggregate have a book value equal to or greater than 15% of the book value of the Company's total assets determined on a consolidated basis as of the time of termination to any Subsidiary or Subsidiaries of the Company that is not a Subsidiary Guarantor, other than in connection with a Real Estate Financing, or
(ii) any Subsidiary of the Company Guarantees or otherwise becomes obligated with respect to any Indebtedness, other than Real Estate Financing, the Company shall cause such Subsidiary or Subsidiaries to (A) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary or Subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Indenture and the Notes on the terms set forth in such supplemental indenture, which Guarantee shall be subordinate to any Guarantee granted by such Subsidiary Guarantor in respect of Senior Indebtedness of the Company or Indebtedness of the Subsidiary or Subsidiaries, and (B) deliver to the Trustee (x) an Opinion of Counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Subsidiary Guarantor or Subsidiary Guarantors and (y) an opinion from a nationally recognized appraisal firm, in form and substance reasonably satisfactory to the Trustee, stating that after giving effect to such Guarantee, the Subsidiary Guarantor or Subsidiary Guarantors is or are solvent, as the case may be. The form of Guarantee required to be disclosed is attached as an exhibit to the Indenture. (Section 4.14).

  Under the terms of the Senior Notes, the Company would, in certain circumstances, be required to obtain the consent of the requisite percentage of the holders of the Senior Notes in order to cause any Subsidiary to guaranty indebtedness of the Company.

  The Guarantee by a Subsidiary Guarantor may be subject to avoidance by a bankruptcy trustee or debtor in possession as a fraudulent conveyance under Title 11 of the United States Code (the "Bankruptcy Code") or applicable state fraudulent conveyance statutes or by a creditor of a Subsidiary Guarantor under applicable state fraudulent conveyance statutes. In the event that such Subsidiary Guarantor becomes a debtor under the Bankruptcy Code within one year of the delivery of the Guarantee and was insolvent, rendered insolvent or left with unreasonably small working capital, a court may void the Guarantee as a fraudulent conveyance if the court finds that the Subsidiary Guarantor received less than reasonably equivalent value in exchange for the Guarantee. Even if there is no proceeding commenced under the Bankruptcy Code or if the Subsidiary Guarantor is insolvent, rendered insolvent or left with unreasonably small working capital at the time the Guarantee is delivered or as a result thereof, a court may, at the request of a creditor of the Subsidiary Guarantor, void the Guarantee as a fraudulent conveyance if the court finds that the Subsidiary Guarantor received less than reasonably equivalent value in exchange for the Guarantee. In either event, a court may set aside the Guarantee and order the recovery of any payments made by the Subsidiary Guarantor during the applicable statutory period--one year under the Bankruptcy Code and varying periods under state law depending upon which state's law applies. The statute of limitations applicable to fraudulent conveyance statutes are as long as six years in some states.

  Generally, under the definition provided in the Bankruptcy Code, the Subsidiary Guarantor would be considered insolvent if the sum of the Subsidiary Guarantor's debts, including contingent liabilities, was greater than the value of its assets at a fair valuation. State fraudulent conveyance statutes differ but generally define insolvent to mean the fair saleable value of assets being less than probable liabilities. The Bankruptcy Code and state fraudulent conveyance statutes do not define what constitutes inadequate working capital. Generally, courts have found companies to have inadequate working capital if the company has insufficient current assets with which to satisfy current liabilities as they mature in the ordinary course.

  Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement. (Section 4.20).

  Provision of Reports and Other Information. The Indenture provides that at all times while any Note is outstanding, the Company will file with the Commission, whether or not then obligated to do so, all such reports and other information as would be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Within fifteen days after the same are filed with the Commission in definitive form, the Company will file with the Trustee and supply to each holder of the Notes, without cost, copies of such reports (without exhibits) or other information.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of
Default: (i) default for 30 days in payment of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the notes, whether at maturity, or upon acceleration, redemption or otherwise; (iii) failure by the Company to comply in any respect with any of its other covenants or agreements in the Indenture or the Notes and such Default continues for 45 days after receipt of a written notice from the Trustee or holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness is now existing or hereafter created, and either (A) such default is in the payment of any principal of or interest on any such Indebtedness when due at maturity and the principal amount of such Indebtedness exceeds $10 million in the aggregate and such Indebtedness does not constitute Real Estate Financing that is guaranteed by or with recourse to the Company or any of its other Subsidiaries and, as a result of such default, Indebtedness of the Company or its Subsidiaries (other than such Real Estate Financing) aggregating $10 million or more is accelerated, or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness (in each case other than Real Estate Financing that is not guaranteed by or with recourse to the Company or any of the Subsidiaries) the maturity of which has been accelerated, aggregates $10 million or more; (v) failure by the Company or any Subsidiary to pay certain final judgments aggregating in excess of $10 million and either (A) enforcement proceedings have been commenced upon such judgments or (B) such judgments are not stayed within 60 days after their entry; (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or one or more of its Subsidiaries that individually or when considered as one entity would constitute a Significant Subsidiary. (Section 6.01).

  If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Event of Default within 90 days after it becomes known to the Trustee, unless such Event of Default has been cured or waived. Except in the case of an Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of officers of the Trustee in good faith determines that withholding the notice is in the interest of the holders of the Notes.

  If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by such holders) (the "Acceleration Notice"), may, and such Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on such Notes to be due and payable, (i) immediately if no amount is outstanding and no commitment is in effect under the Specified Senior Indebtedness or (ii) if any amount is outstanding or there exists any commitment under the Specified Senior Indebtedness, upon the earlier of five business days after delivery of the Acceleration Notice to the Company by the Trustee or the holders, as the case may be, or acceleration of the Specified Senior Indebtedness, and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be due and payable. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, all unpaid principal of, premium, if any, and accrued interest on the Notes only then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences, except an acceleration due to default in payment of principal or interest on the Notes only upon conditions provided in the Indenture. A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in principal amount of such Notes outstanding make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request. (Section 6.02).

  The Company is required to deliver to the Trustee annually a certificate (a) as to its compliance with the Indenture, (b) as to its knowledge of the existence of any Default or Event of Default and (c) setting forth each Restricted Payment made by the Company or any of its Subsidiaries during the year (other than Restricted Payments made to purchase Marketable Securities that do not constitute Permitted Investments but that are liquidated for cash within 90 days of the date of such Investment in an amount at least equal to the initial purchase price of such Investment), stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the Limitation on Restricted Payments covenants were computed.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

  If the Company irrevocably deposits, or causes to be deposited with the Trustee or the Paying Agent, at any time prior to the stated maturity of the Notes or the date of redemption of all the outstanding Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in amounts (including interest, but without consideration of any reinvestment of such interest) and maturities sufficient to pay timely and discharge the entire principal and premium, if any, of the then outstanding Notes and all interest then due in cash, the Indenture shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of holders to receive payment of principal, premium, if any, and interest on the Notes, and (iii) the rights, obligations and immunities of the Trustee). (Section 8.01).

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on any Note) with the consent of the holders of a majority in principal amount of the then outstanding Notes.

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the percentage of principal amount of the Notes whose holders must consent to an amendment or waiver, (ii) change the fixed maturity of the principal, premium, if any, or any interest on, any Note or alter the redemption provisions with respect thereto, (iii) make any change in the subordination provisions of the Indenture that adversely affects the rights of any holders of the Notes or any change to any other section of the Indenture that adversely affects the rights of any holder of the Notes under the subordination provisions of the Indenture, (iv) waive a default in the payment of the principal, premium, if any, or interest on, any Note, (v) make any change to the "Repurchase Upon Change of Control" covenant in the Indenture or (vi) make any change in the foregoing. (Section 9.02).

  Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Trustee under the Trust Indenture Act. (Section 9.01).

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  Under the Internal Revenue Code of 1986, as amended (the "Code"), a holder of Notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to cash payments in respect of payments of interest or gross proceeds. This withholding generally applies only if the holder (i) fails to furnish the social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service (the "Service") that it has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury, that the TIN provided is the holder's correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Corporations and certain other entities described in the Code and treasury regulations promulgated thereunder are exempt from such withholding if their exempt status is properly established. Holders of Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

  THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH RECIPIENT HEREOF SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another Person if the controlling Person (a) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, of the controlled Person, whether through ownership of voting securities, by agreement or otherwise, or (b) owns, directly or indirectly, 10% or more of any class of Voting Stock of the controlled Person.

  "Asset Sale" means, with respect to any Person, (i) the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-and-leaseback transaction and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) or
(ii) the issuance, sale, conveyance, disposition or other transfer by such Person of any Capital Stock of such Person or any Subsidiary of such Person or a Subsidiary of any such Subsidiary; provided, however, that notwithstanding the foregoing, the term "Asset Sale" shall not include (A) the sale, lease, conveyance, disposition or other transfer of any inventory in the ordinary course of business, (B) the issuance by the Company of shares of its Capital Stock, (C) the sale of a Permitted Investment (other than a Permitted Investment under clause (vii) of such definition), (D) the assignment or sublease of a lease (where the Person or its Subsidiary is the lessee) or the execution of a new lease (where the Person or its Subsidiary is the lessor) in connection with the closing down of any retail warehouse of such Person or Subsidiary, (E) the sale, lease, conveyance, disposition or other transfer of any asset in connection with the restructuring plan implemented by the Company prior to the date of this Indenture, (F) the sale, lease, conveyance or other transfer of assets by the Company to any Wholly-owned Subsidiary or by any Wholly-owned Subsidiary of the Company to the Company or any other Wholly-owned Subsidiary of the Company, or (G) the liquidation or sale for cash of Marketable Securities.

  "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension option of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock (including common and preferred stock) or partnership interests.

  "Cash" shall mean (i) cash, (ii) cash equivalents, (iii) direct or guaranteed obligations of the United States of America that mature within two (2) years from the date of purchase by the Company or any of its Subsidiaries; (iv) demand deposits, certificates of deposit, bankers' acceptances and time deposits of United

States banks having total assets in excess of $10,000,000,000 United States dollars and which are rated not less than (A) "A 1" if such deposits or acceptances mature over a year from the date made or created, or (B) "A 2" if such deposits or acceptances mature within one year of the date made or created, in each case as rated by Standard and Poor's Corporation; (v) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 2" as rated by Moody's Investors Services, Inc. and not less than "A 2" as rated by Standard and Poor's Corporation; (vi) investments in tax-free government securities rated "A" or better as rated by Standard and Poor's Corporation and government securities mutual funds which have a weighted average life of less than two (2) years; (vii) investments in repurchase agreements relating to a security which is rated "A" or better as rated by Standard and Poor's Corporation that mature within two (2) years from the date the Investment is made by the Company or any of its Subsidiaries;
(viii) Investments in corporate securities rated "A" or better as rated by Standard and Poor's Corporation that mature within two (2) years from the date the Investment is made by the Company or any of its Subsidiaries; and (ix) indebtedness for borrowed money assumed by the purchaser in connection with any Asset Sale provided that neither the Company nor any of its Subsidiaries has any further liability in respect of such Indebtedness; provided, that when any non-Cash proceeds are liquefied, such proceeds will be deemed to be Cash at that time.

  "Consolidated Interest Coverage Ratio" means the ratio of (i) the sum of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) Consolidated Tax Expense, (d) depreciation, (e) any expense recognized in respect of step rentals (or minus any income recognized in respect of step rentals), and (f) without duplication, all amortization, in each case, for such period, of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to (ii) the sum of (a) Consolidated Interest Expense plus
(b) all dividends for such period in respect of Redeemable Stock issued by a Subsidiary of the Company, plus (c) the product of (x) the amount of all dividends paid or accrued on any series of preferred stock issued by a Subsidiary of the Company times (y) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined consolidated federal, state and local tax rate of such Subsidiary, expressed as a decimal; provided, that in calculating Consolidated Interest Expense on a pro forma basis, any Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  "Consolidated Interest Expense" means for any period the aggregate amount of interest in respect of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net cost (benefit) associated with Interest Rate Agreements, and excluding amortization of deferred finance fees and interest recorded as accretion in the carrying value of liabilities (other than Indebtedness) recorded at a discounted value) and all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries during such period (without duplication), other than fees, commissions and expenses associated with the Notes, the Senior Notes, the Credit Agreement and the Convertible Subordinated Debentures, and excluding amortization of original issue discount and other non-cash charges incurred on or prior to the date of the initial issuance of the Notes or incurred as a result of the application of the net proceeds from the sale of the Notes offered hereby.

  "Consolidated Net Income" means for any period the net income or loss of the Company and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP adjusted by excluding, without duplication,
(i) net gains or losses in respect of dispositions of assets other than in the ordinary course of business; (ii) any gains or losses from currency exchange transactions not in the ordinary course of business consistent with past practice; (iii) any gains (but not losses) attributable to any extraordinary items; (iv) the Net Income of any Person acquired in a pooling of interest transaction for any period prior to the date of such transaction; (v) the Net Income of any Person accounted for by the equity method of accounting, except that (A) the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause (v)) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (vi) the Net Income of any Subsidiary to the extent such Net Income has any restrictions or encumbrances on making distributions to the Company; (vii) the income or loss of any Person (not acquired in a pooling of interest transaction) accrued prior to the date it becomes a Subsidiary of the Company or any of its Subsidiaries or is merged into a consolidation with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries; (viii) non-cash charges in connection with the issuance of Equity Interests of the Company to employees of the Company as compensation; (ix) the effect of non-cash charges incurred prior to the date of the Indenture in connection with the sale, discontinuance, disposition or rationalization of the Company's operations; and (x) income attributable to the reversal of non-cash charges previously excluded pursuant to clause (ix) of this definition.

  "Consolidated Net Worth" means, with respect to any Person, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Stockholders' Equity" (or any like caption) on the consolidated balance sheet of such Person and its Subsidiaries, less amounts attributable to Redeemable Stock of such Person and preferred stock of any of its Subsidiaries.

  "Consolidated Tax Expense" of the Company means, for any period, the aggregate of the federal, state, local and foreign income tax expense (net of benefits) of the Company and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

  "Convertible Subordinated Debentures" means the 6.5% Convertible Subordinated Debentures due 2002 issued by the Company under the Indenture dated as of July 1, 1992, between the Company and Continental Bank, N.A., as trustee.

  "Credit Agreement" means the Company's Credit Agreement dated as of July 8, 1993, as amended on November 15, 1993, by and among the Company, Bank of America, N.T.S.A., The First National Bank of Boston, Continental Bank, N.A. and The First National Bank of Chicago.

  "Credit Facility" means the Credit Agreement and the Letter of Credit Agreement and any extension, renewal, replacement or substitute thereof or any subsequent or additional credit facility.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture.

  "Existing Investments" means Investments existing on the date of the Indenture.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided, however, that these definitions and all ratios and calculations contained in the covenants in the Indenture shall be determined in accordance with GAAP as in effect and applied by the Company on the date of the Indenture, consistently applied.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, without duplication, (a) any liability of any person, if and to the extent it would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with

GAAP, (1) for borrowed money, (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind) or
(3) in respect of Capital Lease Obligations (including by way of a sale-and-leaseback transaction); (b) any liability of any person under any reimbursement obligation relating to a letter of credit; (c) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (d) preferred stock of any Subsidiary of the Company (other than preferred stock held by the Company or any of its Wholly-owned Subsidiaries); (e) obligations with respect to Interest Rate Agreements; (f) any liability of others described in the preceding clauses (a), (b), (c), (d) and (e) that the person has guaranteed or with respect to which it is otherwise contingently liable; and (g) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b), (c), (d), (e) and (f) above. Notwithstanding anything to the contrary in the foregoing, Indebtedness shall not include (x) any obligations in respect of Operating Lease Obligations and (y) trade payables, accrued liabilities for deferred taxes, insurance and similar items and current liabilities for goods, materials or services purchased or for compensation to employees, in each case arising in the ordinary course of business.

  "Interest Rate Agreement" means the obligation of any Person pursuant to any interest rate swap agreement, interest rate collar agreement, currency swap or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates or the value of currencies.

  "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of a transfer of cash or other property to others or a payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other Person. Notwithstanding anything to the contrary in the foregoing, Investment shall not include (a) advances to customers or vendors in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries and other than advances or loans to officers and employees of the Company or any of its Subsidiaries up to $5 million in the aggregate outstanding at any one time, (b) loans and advances to developers of real estate upon which the Company's or any of its Wholly-owned Subsidiary's warehouse merchandising stores are located provided that the aggregate amount of all such loans and advances does not exceed $25,000,000 at any one time outstanding, (c) obligations (direct, contingent or otherwise) incurred by the Company to purchase real estate upon which the Company's or any of its Wholly-owned Subsidiary's warehouse merchandising stores are located, and (d) any obligations in respect of Operating Lease Obligations.

  "Letter of Credit Agreement" means the Company's letter of credit facility between the Company and Bank of America, N.T.S.A.

  "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in any filing or other agreement to give any financing statement (other than any filing or financing statement given in connection with a Capital Lease Obligation in the ordinary course of business) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction and including a sale-and-leaseback transaction).

  "Marketable Securities" means securities that are rated investment grade by a nationally recognized rating agency such as Standard and Poor's Corporation or Moody's Investor Services, Inc. or securities for which a trading market exists on a nationally registered securities exchange or pursuant to the Nasdaq Stock Market and such securities are registered under the Securities Act of 1933, as amended, for sale by the Person who owns such securities or are exempt from registration in connection with any proposed sale by such Person.

  "Net Proceeds" means the aggregate proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sale commissions) and any relocation expenses and severance and shutdown costs incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reasonable reserve in accordance with GAAP for adjustment in respect of the sale price of such asset or assets.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating Lease Obligation" means at the time any determination thereof is to be made, the amount of the liability in respect of an operating lease which would at such time be so required to be classified as such in accordance with GAAP.

  "Permitted Indebtedness" means (i) Indebtedness under the Credit Facility (provided that Indebtedness under the Credit Facility, including unused commitments, shall not at any time exceed $150 million in aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued under the Credit Facility)); (ii) Existing Indebtedness; (iii) Indebtedness represented by the Notes; (iv) Indebtedness created, incurred, issued, assumed or guaranteed in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (i), (ii) and (iii) above (the "Refinancing Indebtedness"); provided, however, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded, (B) such Indebtedness ranks in right of payment to the Notes at least to the same extent as the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded, (C) with respect to Refinancing Indebtedness incurred pursuant to this clause, the Refinancing Indebtedness shall have an Average Life and Stated Maturity equal to or greater than the Average Life and Stated Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, and (D) a Subsidiary shall not incur Refinancing Indebtedness to extend, refinance, renew, replace, substitute or refund Indebtedness of the Company or another Subsidiary; (v) intercompany Indebtedness permitted by the covenants set forth in "Limitation on Restricted Payments" above; (vi) Interest Rate Agreements entered into in the ordinary course of business; (vii) obligations in connection with the construction or acquisition of retail warehouses in the ordinary course of business in an aggregate amount not exceeding $30 million, and such additional obligations as would not appear as a liability upon a balance sheet prepared in accordance with GAAP; (viii) letters of credit and bankers' acceptances for the purchase of merchandise and guarantees of obligations of suppliers, licensees, and franchises, in either event in the ordinary course of business, and in the aggregate in an amount not exceeding 10% of the aggregate book value of the inventories held by the Company and its Subsidiaries (measured at the time of such issuance); (ix) letters of credit securing workers' compensation and self-insurance obligations of the Company in the ordinary course of business; and
(x) Indebtedness not otherwise permitted in an aggregate principal amount which shall not exceed $50 million.

  "Permitted Investments" means, (i) direct or guaranteed obligations of the United States of America that mature within two (2) years from the date of purchase by the Company or any of its Subsidiaries; (ii) demand deposits, certificates of deposit, bankers' acceptances and time deposits of United States banks having total assets in excess of $10,000,000,000 United States dollars and which are rated not less than (A) "A 1" if such deposits or acceptances mature over a year from the date made or created, or (B) "A 2" if such deposits or acceptances mature within one year of the date made or created, in each case as rated by Standard and Poor's Corporation; (iii) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 2" as rated by Moody's Investors Services, Inc., and not less than "A 2" as rated by Standard and Poor's Corporation; (iv) investments in tax-free government securities rated "A" or better as rated by Standard and Poor's Corporation and government securities mutual funds which have a weighted average life of less than two (2) years; (v) investments in repurchase agreements relating to a security which is rated "A" or better as rated by Standard and Poor's Corporation that mature within two (2) years from the date the Investment is made by the Company or any of its Subsidiaries; (vi) Investments in corporate securities rated "A" or better as rated by Standard and Poor's Corporation that mature within two (2) years from the date the Investment is made by the Company or any of its Subsidiaries; (vii) Investments in Persons which, after giving effect to the Investment, are Wholly-owned Subsidiaries of the Company or any of its Subsidiaries and which are engaged in businesses directly related to the business of the Company and its Subsidiaries, and Investments consisting of assets which, after giving effect to the Investment, are used by the Company or any of its Subsidiaries in such businesses; and (viii) Existing Investments.

  "Permitted Liens" means (a) Liens securing Senior Debt of the Company or Indebtedness of any Subsidiary that is permitted by the Indenture to be incurred; (b) Liens in favor of the Company; (c) Liens on property of a person existing or created at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; (d) Liens on property existing or created at the time of acquisition thereof by the Company or any Subsidiary of the Company; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date of the Indenture; (g) Liens for taxes, assessments or governmental charges or claims or mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business, in either case, that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company that are not incurred in connection with the borrowing of money or the obtaining of advances or credits (other than trade credit in the ordinary course of business); (i) Liens securing Indebtedness created, incurred, issued, assumed or guaranteed in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness secured by a Permitted Lien; and (j) Liens securing Indebtedness that is pari passu with the Notes so long as at the time such Liens are granted the Notes are equally and ratably secured.

  "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Real Estate Financing" means Indebtedness incurred by a Subsidiary that is secured by real estate owned by such Subsidiary which at the time the Indebtedness is incurred has an appraised value (as determined by a nationally-recognized independent real estate appraiser who is qualified to make appraisals of such real estate) equal to or greater than the aggregate principal amount of such Indebtedness.

  "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the Notes.

  "Senior Indebtedness" means the principal of, premium, if any, and interest (including, without limitation, post-petition interest whether or not allowed as a claim in bankruptcy, reorganization, insolvency, receivership or similar proceeding) on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness shall not be senior or superior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (i) Indebtedness under the Credit Facility including the available undrawn amount of any letters of credit issued under the Credit Facility (together with all interest (including post-petition interest whether or not allowed as a claim in any bankruptcy, reorganization, insolvency, receivership or similar proceeding), fees, expenses, indemnities, and charges payable on or in respect of such Indebtedness)), (ii) the Company's 9.58% Notes due 1998 (together with all interest (including, without limitation, post-petition interest whether or not allowed as a claim in any bankruptcy, reorganization, insolvency, receivership or similar proceeding), premium, if any, fees, reasonable expenses, indemnities, and charges payable on or in respect of such Indebtedness)), (iii) Existing Indebtedness, and (iv) Refinancing Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (a) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (b) any Indebtedness incurred after the date of the Indenture that is contractually subordinated in right of payment to any Senior Indebtedness, (c) trade payables and current liabilities for goods, materials or services purchased or for compensation to employees, in each case arising in the ordinary course of business, (d) any Indebtedness in respect of Capital Lease Obligations, unless such Indebtedness expressly provides that it shall be senior or superior in right of payment to the Notes, and (e) any obligations in respect of Operating Lease Obligations. Notwithstanding anything to the contrary in the Indenture or the Notes, the Indebtedness represented by the Notes shall be superior in right of payment to, and Senior Indebtedness shall not include, any Indebtedness represented by the Company's 6.5% convertible subordinated debentures due 2002.

  "Senior Notes" means the Company's 9.58% Notes due May 31, 1998 issued pursuant to separate Note Purchase Agreements dated as of June 15, 1991 between the Company and, respectively, the purchasers named in Amex I thereto, as the same may be amended, modified or restated from time to time.

  "Significant Subsidiary" shall have the meaning set forth for such term in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

  "Specified Senior Indebtedness" means Indebtedness under (i) the Credit Facility, (ii) the Senior Notes and (iii) any other Senior Indebtedness of the Company, the then outstanding principal amount of which exceeds $20 million.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of other Subsidiaries of that Person or a combination thereof.

  "Subsidiary Guarantee" means each Guarantee by any Subsidiary Guarantor of the Company's Obligations under the Indenture and the Notes required to be given pursuant to the covenant entitled "Subsidiary Guarantees."

  "Subsidiary Guarantor" means any Subsidiary that is required to execute a Subsidiary Guarantee in accordance with the provisions of the covenant entitled "Subsidiary Guarantees," and its successors and assigns.

  "Voting Stock" means any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary is owned by such Person (either directly or indirectly through Wholly-owned Subsidiaries).

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summaries describe the principal terms of the Credit Agreement, the Senior Notes, and the Convertible Debentures. These summaries, however, do not purport to be complete and are subject to the detailed provisions of, and qualified in their entirety by reference to, the Credit Agreement, the Note Purchase Agreement dated as of June 15, 1991, as amended, governing the Senior Notes (the "Senior Notes Agreement") and the Convertible Debentures Indenture, copies of which will be made available to prospective purchasers of the Notes upon request. Capitalized terms used in each of the following sections without definitions shall have the meanings assigned thereto in the various agreements to which they refer.

THE CREDIT AGREEMENT

  In November 1993, the Company entered into an amended Credit Agreement with several banks (the "Credit Agreement") providing for a credit facility expiring on January 28, 1995 with a maximum availability of $80 million, which may be increased to $125 million by the addition of banks. The Company's previous credit agreement with the same banks provided for a $100 million facility (which was also subject to increase to $125 million) and had an expiration date of June 30, 1996. Interest under the Credit Agreement is payable on the outstanding balance, at the Company's option, (a) at the banks' average Base Rates or (b) at rates applicable to certain dollar deposits in the interbank Eurodollar market plus 1%. A facility fee equal to 0.5% per annum is payable on the amount of the facility. Borrowings under the Credit Agreement are unsecured and will constitute Senior Indebtedness under the Indenture.

  Covenants contained in the Credit Agreement limit the Company's ability to, among other things: (i) incur debt, (ii) incur liens, (iii) incur real estate expenditures, (iv) make investments, (v) pay dividends or make other distributions on or redemption of its capital stock, (vi) make capital expenditures, (vii) prepay or repay the Notes or other subordinated indebtedness, and (viii) consolidate, merge, or dispose of assets. The Credit Agreement also contains several financial covenants, including minimum required tangible net worth, liabilities to tangible net worth ratios, working capital requirements, fixed charge coverage ratios, permitted rental expenses, and permitted real estate expenditures.

THE SENIOR NOTES

  The Senior Notes are outstanding in $60 million principal amount, bear interest at the rate of 9.58% per annum, and mature on May 31, 1998, with annual scheduled principal prepayments at par of $12 million each on May 31 of the years 1994 through 1998. The Senior Notes may be prepaid by the Company at any time at par plus a Make-Whole Amount and accrued interest. Upon a Change in Control (as defined in the indenture governing the Senior Notes), each holder of Senior Notes may require the Company to prepay such holder's Senior Notes at par plus a Make-Whole Amount or Adjusted Make-Whole Amount plus accrued interest. The Senior Notes are unsecured and will constitute Senior Indebtedness under the Indenture.

  The Senior Notes Agreement contains covenants limiting the Company's ability to, among other things, (i) incur debt, (ii) incur liens, (iii) change its present business, (iv) make investments, (v) pay dividends or make other distributions on or redemption of its capital stock or prepay subordinated debt (which would include the Notes), (vi) incur lease obligations, and (vii) consolidate, merge, or dispose of assets, including shares of subsidiaries. The Senior Notes also contain several financial covenants, including minimum required tangible net worth, working capital requirements, fixed charge coverage ratios and a Current Debt cleanup requirement. The Company and holders of the Senior Notes have agreed, in connection with this offering, to amend certain covenants set forth in the Senior Notes Agreement so that they conform to similar convenants set forth in the Indenture.

CONVERTIBLE DEBENTURES

  As of January 29, 1994, the Company had $108,600,000 principal amount outstanding of 6 1/2% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures"). The Convertible Debentures are convertible into shares of Common Stock of the Company at $24.75 per share, which is subject to adjustment under certain conditions. Commencing July 15, 1995, the Convertible Debentures are redeemable at the option of the Company as a whole or from time to time in part, at 104.333% of par value (plus accrued interest), declining to 100% on July 1, 2001. The Convertible Debentures will be junior to the Notes, but mature prior to the Notes.

  Upon a Change of Control, each holder of the Convertible Debentures may require the Company to repurchase such holder's Convertible Debentures at par plus accrued interest. The Convertible Debentures Indenture contains no other financial covenants.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, all of the Notes.

  The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to approval of certain legal matters by counsel and various other conditions. The nature of the obligations of the Underwriter is such that it is committed to purchase all of the Notes if any are purchased.

  The Underwriter has advised the Company that it proposes to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of % of the principal amount of the Notes, and that the Underwriter may allow, and those dealers may reallow, to certain other dealers a further concession not in excess of % of the principal amount of the Notes. After the initial offering, the price to the public and selling concessions may be changed by the Underwriter.

  During the period of 90 days following the date of this Prospectus, the Company will not, without the consent of the Underwriter, directly or indirectly, issue, sell, offer or agree to sell, or otherwise dispose of any debt or redeemable equity (other than for other nonredeemable equity securities) securities (or any securities convertible into, exercisable for or exchangeable for any such securities) other than the Notes.

  The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange nor will application be made for their admission to trading in any automated quotation system. The Company has been advised by the Underwriter that it intends to make a market in the Notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriter against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The legality of the securities being offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York.

                                    EXPERTS

  The consolidated balance sheets as of January 30, 1993 and January 25, 1992 and the consolidated statements of Income, Cash Flows and Stockholders' Equity, included in this Prospectus have been audited by Coopers & Lybrand, independent accountants, as indicated in their reports thereon appearing elsewhere herein and in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1993, and have been so included in reliance upon such reports and the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JANUARY 30,
 1993, JANUARY 25, 1992 AND JANUARY 26, 1991
  Report of Independent Accountants.......................................  F-2
  Consolidated Statements of Income for the fiscal years ended January 30,
   1993, January 25, 1992, and January 26, 1991...........................  F-3
  Consolidated Balance Sheets as of January 30, 1993 and January 25, 1992.  F-4
  Consolidated Statements of Cash Flows for the fiscal years ended
   January 30, 1993, January 25, 1992 and January 26, 1991................  F-5
  Consolidated Statements of Stockholders' Equity for the fiscal years ended
   January 30, 1993, January 25, 1992 and January 26, 1991................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THIRTY-NINE WEEKS ENDED
 OCTOBER 30, 1993 AND OCTOBER 24, 1992 (UNAUDITED)
  Consolidated Statements of Income for the thirty-nine weeks ended
   October 30, 1993 and October 24, 1992.................................. F-16
  Consolidated Balance Sheets as of October 30, 1993, January 30, 1993 and
   October 24, 1992....................................................... F-17
  Consolidated Statements of Cash Flows for the thirty-nine weeks ended
   October 30, 1993 and October 24, 1992.................................. F-18
  Notes to Consolidated Financial Statements.............................. F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF WABAN INC.:

  We have audited the accompanying consolidated balance sheets of Waban Inc. and subsidiaries as of January 30, 1993 and January 25, 1992, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three fiscal years in the period ended January 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waban Inc. and subsidiaries as of January 30, 1993 and January 25, 1992 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1993 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand

Boston, Massachusetts
March 2, 1993

                                   WABAN INC.

                       CONSOLIDATED STATEMENTS OF INCOME

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

                                               FISCAL YEAR ENDED
                                   -------------------------------------------
                                    JANUARY 30,    JANUARY 25,    JANUARY 26,
                                       1993           1992           1991
                                   -------------  -------------  -------------
                                    (53 WEEKS)
                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales......................... $   3,357,794  $   2,783,585  $   2,409,726
                                   -------------  -------------  -------------
Cost of sales, including buying
and occupancy costs...............     2,881,334      2,399,765      2,076,372
Selling, general and                     401,905        322,705        288,377
administrative expenses...........
Cost of closing BJ's clubs in                 --          5,500             --
Chicago...........................
Discontinuation of HomeClub name              --          3,400          8,800
 and membership program...........
Interest on debt and capital               6,280          3,292          5,491
leases (net)......................
                                   -------------  -------------  -------------
Total expenses....................     3,289,519      2,734,662      2,379,040
                                   -------------  -------------  -------------
Income before income taxes........        68,275         48,923         30,686
Provision for income taxes........        24,033         18,914         12,274
                                   -------------  -------------  -------------
Net income........................ $      44,242  $      30,009  $      18,412
                                   =============  =============  =============
Net income per common share:
 Primary.......................... $        1.33  $        1.01  $        0.64
                                   =============  =============  =============
 Fully diluted.................... $        1.31  $        1.01  $        0.64
                                   =============  =============  =============
Number of common shares for
 earnings per share computations:
 Primary..........................        33,191         29,807         28,598
 Fully diluted....................        35,707         29,810         28,689


    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                          CONSOLIDATED BALANCE SHEETS

                     JANUARY 30, 1993 AND JANUARY 25, 1992

                                                        JANUARY 30, JANUARY 25,
                                                           1993        1992
                                                        ----------- -----------
                                                            (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents............................. $   35,644   $ 46,357
 Marketable securities.................................     16,872     70,106
 Accounts receivable (net).............................     41,405     29,825
 Merchandise inventories...............................    525,002    396,297
 Deferred income taxes.................................     10,013      7,888
 Prepaid expenses......................................      9,211      5,653
                                                        ----------   --------
  Total current assets.................................    638,147    556,126
                                                        ----------   --------
Property at cost:
 Land and buildings....................................    182,446     84,974
 Leasehold costs and improvements......................     70,132     52,950
 Furniture, fixtures and equipment.....................    183,235    137,511
                                                        ----------   --------
                                                           435,813    275,435
 Less accumulated depreciation and amortization........     91,565     66,941
                                                        ----------   --------
                                                           344,248    208,494
                                                        ----------   --------
Property under capital leases..........................     22,094     21,308
 Less accumulated amortization.........................      7,032      5,351
                                                        ----------   --------
                                                            15,062     15,957
                                                        ----------   --------
Other assets...........................................      9,557      5,828
                                                        ----------   --------
  Total assets......................................... $1,007,014   $786,405
                                                        ==========   ========
LIABILITIES
Current liabilities:
 Current installments of long-term debt................ $    2,222   $  2,051
 Accounts payable......................................    239,017    193,737
 Accrued expenses and other current liabilities........    105,991     86,460
 Accrued federal and state income taxes................      3,923      4,410
 Obligations under capital leases due within one year..      1,197        909
                                                        ----------   --------
  Total current liabilities............................    352,350    287,567
                                                        ----------   --------
Real estate financings, exclusive of current                 5,889
installments...........................................                 8,111
General corporate debt.................................     60,000     60,000
Subordinated debt......................................    108,600         --
Obligations under capital leases, less portion due          18,141
within one year........................................                18,663
Other noncurrent liabilities...........................     15,856     14,151
Deferred income taxes..................................      9,568      9,268
STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 190,000,000
shares,
 issued and outstanding 33,004,536 and 32,733,632
shares.................................................        330        327
Additional paid-in capital.............................    321,252    317,532
Retained earnings......................................    115,028     70,786
                                                        ----------   --------
  Total stockholders' equity...........................    436,610    388,645
                                                        ----------   --------
  Total liabilities and stockholders' equity........... $1,007,014   $786,405
                                                        ==========   ========

    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

                                                  FISCAL YEAR ENDED
                                         -----------------------------------
                                         JANUARY 30, JANUARY 25, JANUARY 26,
                                            1993        1992        1991
                                         ----------- ----------- -----------
                                         (53 WEEKS)
                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................   $  44,242   $  30,009   $ 18,412
 Adjustments to reconcile net income to
net cash
  provided by operating activities:
   Depreciation and amortization of          29,823      22,128     18,055
property...............................
   Utilization of net operating loss
and investment
    tax credit carryforwards...........          --       2,599      9,800
   (Gain) loss on property disposals...        (706)         23      1,196
   Amortization of premium on                 2,280       1,019         --
marketable securities..................
   Other non-cash items, net...........       1,536       1,185        715
   Increase (decrease) in cash due to
changes in:
    Accounts receivable................     (11,580)     (9,049)    (8,452)
    Merchandise inventories............    (128,705)    (40,604)   (26,533)
    Prepaid expenses...................      (3,558)     (1,127)       484
    Other assets, net..................      (1,160)     (1,253)    (1,086)
    Accounts payable...................      45,280      28,503       (531)
    Accrued expenses...................      18,611       9,324     18,203
    Accrued income taxes...............        (487)         78      4,372
    Deferred income taxes..............      (1,825)     (2,041)    (4,885)
    Other noncurrent liabilities.......       1,705       1,926      2,928
                                          ---------   ---------   --------
Net cash provided by (used in)               (4,544)     42,720     32,678
operating activities...................
                                          ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of marketable securities.....    (135,274)    (96,533)        --
 Sale of marketable securities.........     186,600      25,491         --
 Property additions....................    (164,928)    (68,565)   (35,831)
 Property disposals....................       2,658       1,440      3,699
                                          ---------   ---------   --------
 Net cash used in investing activities.    (110,944)   (138,167)   (32,132)
                                          ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings of long-term debt, net of
issuance
  costs of $2,569 in FY 1993 and $496
in FY 1992.............................     106,031      59,504         --
 Repayment of long-term debt...........      (2,051)     (2,767)    (2,622)
 Repayment of capital lease                  (1,020)       (746)      (545)
obligations............................
 Proceeds from sale and issuance of           1,815      73,018         --
common stock...........................
                                          ---------   ---------   --------
 Net cash provided by (used in)             104,775     129,009     (3,167)
financing activities...................
                                          ---------   ---------   --------
  Net increase (decrease) in cash and       (10,713)     33,562     (2,621)
cash equivalents.......................
  Cash and cash equivalents at               46,357      12,795     15,416
beginning of year......................
                                          ---------   ---------   --------
  Cash and cash equivalents at end of     $  35,644   $  46,357   $ 12,795
year...................................
                                          =========   =========   ========
Supplemental cash flow information:
 Interest paid.........................   $  10,226   $   6,282   $  5,662
 Income taxes paid.....................      26,345      18,569      2,941
Noncash financing and investing
activities:
 Capital lease obligations.............         786         572      1,311

    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

                                  COMMON      ADDITIONAL               TOTAL
                                   STOCK       PAID-IN   RETAINED  STOCKHOLDERS'
                              PAR VALUE $.01   CAPITAL   EARNINGS     EQUITY
                              --------------- ---------- --------- -------------
                                                (IN THOUSANDS)
Balance, January 27, 1990...       $286        $242,615  $ 22,365    $265,266
 Net income.................         --              --    18,412      18,412
 Sale and issuance of common         --             507        --         507
stock.......................
                                   ----        --------  --------    --------
Balance, January 26, 1991...        286         243,122    40,777     284,185
 Net income.................         --              --    30,009      30,009
 Sale and issuance of common         41          74,410        --      74,451
stock.......................
                                   ----        --------  --------    --------
Balance, January 25, 1992...        327         317,532    70,786     388,645
 Net income.................         --              --    44,242      44,242
 Sale and issuance of common          3           3,720        --       3,723
stock.......................
                                   ----        --------  --------    --------
Balance, January 30, 1993...       $330        $321,252  $115,028    $436,610
                                   ====        ========  ========    ========



    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

  The consolidated financial statements of Waban Inc. (the "Company") include the financial statements of all of the Company's subsidiaries, all of which are wholly-owned.

Fiscal Year

  The Company's fiscal year ends on the last Saturday in January. The fiscal year ended January 30, 1993 included 53 weeks. The fiscal years ended January 25, 1992 and January 26, 1991 each included 52 weeks.

Cash Equivalents and Marketable Securities

  The Company considers highly liquid investments with a maturity of three months or less at time of purchase to be cash equivalents. Investments with maturities exceeding three months are classified as marketable securities. At January 30, 1993, marketable securities consisted of $10,111,000 of collateralized mortgage obligations, which are backed by U.S. government agencies, and $6,761,000 of municipal securities. These investments are stated at the lower of amortized cost or market value. See Note I for further information.

Merchandise Inventories

  Inventories are stated at the lower of cost, determined under the average cost method, or market.

Property Equipment

  Buildings, furniture, fixtures and equipment are depreciated by use of the straight-line method over the estimated useful lives of the assets. Leasehold costs and improvements are amortized by use of the straight-line method over the lease term or their estimated useful life, whichever is shorter.

Preopening Costs

  Preopening costs are charged to operations within the fiscal year that a new warehouse opens.

Membership Fees

  Membership fees are included in revenue when received, but not before a warehouse opens.

Interest on Debt and Capital Leases

  Interest on debt and capital leases in the Statement of Income is presented net of interest income and investment income of $4,743,000 in fiscal 1993, $3,886,000 in fiscal 1992 and $87,000 in fiscal 1991.

Capitalized Interest

  The Company capitalizes interest related to the development of owned facilities. Interest in the amount of $2,441,000, $521,000 and $217,000 was capitalized in fiscal 1993, 1992 and 1991, respectively.

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991 Net Income Per Common Share

  Primary and fully diluted net income per common share is based on the weighted average number of common and common equivalent shares and other dilutive securities outstanding in each year.

Other

  Certain amounts in prior years' financial statements have been reclassified for comparative purposes.

A.LONG-TERM DEBT

  At January 30, 1993 and January 25, 1992, long-term debt, exclusive of current installments, consisted of the following:

                                                         JANUARY 30, JANUARY 25,
                                                            1993        1992
                                                         ----------- -----------
                                                             (IN THOUSANDS)
Real estate financings, interest at 8.19% to 9.25%,
maturing through March 1, 2003.........................   $  5,889     $ 8,111
                                                          ========     =======
General Corporate Debt:
 Senior notes, interest at 9.58%, maturing May 31, 1994
through May 31, 1998...................................   $ 60,000     $60,000
                                                          ========     =======
Subordinated Debt:
 Convertible debentures, interest at 6.5%, maturing
July 1, 2002...........................................   $108,600     $    --
                                                          ========     =======

  The aggregate maturities of long-term debt outstanding at January 30, 1993 were as follows:

                                       REAL      GENERAL
                                      ESTATE    CORPORATE SUBORDINATED
FISCAL YEARS ENDING JANUARY         FINANCINGS    DEBT       DEBT       TOTAL
- ----------------------------        ----------- --------- ------------ --------
                                                  (IN THOUSANDS)
1995...............................   $1,814     $12,000    $     --   $ 13,814
1996...............................    1,344      12,000          --     13,344
1997...............................    1,458      12,000          --     13,458
1998...............................      810      12,000          --     12,810
Later years........................      463      12,000     108,600    121,063
                                      ------     -------    --------   --------
 Total.............................   $5,889     $60,000    $108,600   $174,489
                                      ======     =======    ========   ========

  As of January 30, 1993, real estate financings were collateralized by land and buildings with a net book value of $24,042,000.

  In June 1991, the Company issued $60 million principal amount of 9.58% senior notes through a private placement. The notes are payable in five annual installments of $12 million beginning May 31, 1994. In July 1992, the Company issued $108.6 million of 6.5% convertible subordinated debentures due 2002. The debentures are convertible into the Company's common stock at a conversion price of $24.75 per share.

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

  The senior note agreement contains covenants which, among other things, include minimum working capital, net worth and fixed charge coverage requirements and limit the payment of cash dividends on common stock. Under the most restrictive requirement, cumulative cash dividends are limited to not more than $10,000,000 plus 50% of adjusted net income after January 26, 1991 and 50% of the cash proceeds from common stock sales of the Company after July 1, 1991, reduced by any investments deemed to be restricted.

  The Company has unsecured lines of credit that provide up to $40,000,000 of short-term borrowings with interest payable at a rate no greater than prime. There were no borrowings by the Company under its short-term lines in the fiscal year ended January 30, 1993. In addition, the Company has a letter of credit facilities of $35,000,000 to support the purchase of inventories, of which $14,535,000 were outstanding at January 30, 1993. The Company does not have any compensating balance requirements nor does it pay fees under these arrangements.

B. COMMITMENTS

  The Company is obligated under long-term leases for the rental of real estate and fixtures and equipment, some of which meet the Statement of Financial Accounting Standards (SFAS) No. 13 definition of capital leases. In addition, the Company is generally required to pay insurance, real estate taxes and other operating expenses and, in some cases, rentals based on a percentage of sales or increases in the Consumer Price Index. The real estate leases range up to 45 years and have varying renewal options. The fixture and equipment leases range up to 6 years.

  Future minimum lease payments as of January 30, 1993 were:

                                                              CAPITAL OPERATING
FISCAL YEARS ENDING JANUARY                                   LEASES    LEASES
- ----------------------------                                  ------- ----------
                                                                (IN THOUSANDS)
1994......................................................... $ 3,763 $   90,828
1995.........................................................   3,671     95,796
1996.........................................................   3,328     96,035
1997.........................................................   3,083     93,322
1998.........................................................   2,811     92,746
Later years..................................................  26,374  1,079,728
                                                              ------- ----------
Total minimum lease payments................................. $43,030 $1,548,455
                                                                      ==========
Less amount representing interest............................  23,692
                                                              -------
Present value of net minimum capital lease payments.......... $19,338
                                                              =======

  The rental expense paid under operating leases (including contingent rentals which were not material) amounted to $81,006,000, $67,345,000 and $55,207,000 for the fiscal years ended January 30, 1993, January 25, 1992 and January 26, 1991, respectively.

C. CAPITAL STOCK, STOCK OPTIONS AND STOCK PURCHASE PLANS

  Under its Stock Incentive Plan, the Company has granted certain key employees options for the purchase of common stock which expire five to ten years from the grant date at option prices equal to 100% of market price on the grant date. Options outstanding are exercisable over various periods generally starting one year after the grant. At January 30, 1993, 388,692 shares were exercisable under the Stock Incentive Plan.

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991 Option activity during the past three fiscal years was as follows:

                                                                      NUMBER OF
                                                      OPTION PRICES    OPTIONS
                                                     ---------------- ---------
Fiscal 1991:
 Options granted....................................   $6.25-$9.125     417,085
 Cancellations......................................  $8.125-$17.9625  (554,498)
                                                                      ---------
 Outstanding at January 26, 1991....................   $6.25-$17.9625   526,660
Fiscal 1992:
 Options granted.................................... $15.875-$22.375    790,150
 Options exercised..................................   $6.25-$8.125     (46,650)
 Cancellations......................................   $6.25-$15.875    (70,650)
                                                                      ---------
 Outstanding at January 25, 1992....................   $6.25-$22.375  1,199,510
Fiscal 1993:
 Options granted....................................  $18.75-$25.625    590,550
 Options exercised..................................   $6.25-$15.875   (113,520)
 Cancellations......................................   $6.25-$25.625    (61,259)
                                                                      ---------
 Outstanding at January 30, 1993....................   $6.25-$25.625  1,615,281
                                                                      =========

  The Company has also issued, at no cost, restricted stock awards to certain key employees under its Stock Incentive Plan. The restrictions on the sale of shares tied to Company performance lapse over periods that range up to eight years; for other awards, restrictions on the sale of shares lapse over periods that range up to four years. The market price of restricted stock issued is charged to income ratably over the period during which the restrictions lapse. In fiscal 1993, 1992 and 1991 the Company issued 160,250, 93,500 and 56,748 restricted shares, respectively; 2,125, 9,250 and 22,000 restricted shares were returned to the Company and cancelled in fiscal 1993, 1992 and 1991, respectively.

  As of January 30, 1993 and January 25, 1992, respectively, 1,423,900 and 2,111,316 shares were reserved for future stock awards under the Company's Stock Incentive Plan.

  In November 1991, the Company realized proceeds of $72.7 million after issuance costs of $3.3 million from a public offering of 4,000,000 shares of common stock.

  In 1989 the Company adopted a shareholder rights plan designed to discourage attempts to acquire the Company on terms not approved by the Board of Directors. Under the plan shareholders were issued one Right for each share of common stock owned, which entitles them to purchase 1/100 share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at an exercise price of $75. The Company has designated 1,900,000 shares of Series A Preferred Stock for use under the rights plan; none has been issued. Generally the terms of the Series A Preferred Stock are designed so that each 1/100 share of Series A Preferred Stock is the economic equivalent of one share of the Company's common stock. In the event any person acquires 15% or more of the Company's outstanding stock, the Rights become exercisable for the number of common shares which, at the time, would have a market value of two times the exercise price of the Right.

  The Company has authorized 10,000,000 shares of preferred stock, $.01 par value, of which no shares have been issued.

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

D. INCOME TAXES

   The provision for income taxes includes the following:

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 30, JANUARY 25, JANUARY 26,
                                                1993        1992        1991
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
Federal
 Current....................................   $20,523     $15,978     $13,063
 Deferred...................................    (1,442)     (1,581)     (3,777)
State
 Current....................................     5,335       4,977       4,096
 Deferred...................................      (383)       (460)     (1,108)
                                               -------     -------     -------
  Total income tax provision................   $24,033     $18,914     $12,274
                                               =======     =======     =======

  Deferred income taxes result from timing differences in the recognition of expenses for income tax and financial reporting purposes. The following is a summary of the major items comprising federal and state deferred income tax expense:

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 25, JANUARY 26,
                                               1993        1992        1991
                                            ----------- ----------- -----------
                                                      (IN THOUSANDS)
Accelerated depreciation...................    $1,746     $   688     $ 1,857
Insurance liabilities......................    (4,368)     (2,975)     (1,004)
Discontinuation of HomeClub name and            1,702       1,818      (3,520)
membership program.........................
Rental step adjustments....................      (564)       (641)       (900)
Other......................................      (341)       (931)     (1,318)
                                              -------     -------     -------
  Total....................................   $(1,825)    $(2,041)    $(4,885)
                                              =======     =======     =======

  The following is a reconciliation of the statutory federal income tax rates and the effective income tax rates:

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 25, JANUARY 26,
                                               1993        1992        1991
                                            ----------- ----------- -----------
Statutory federal income tax rates.........      34%         34%         34%
State income taxes, net of federal tax            5           6           7
benefit....................................
Benefit from sale of real estate...........      (2)         --          --
Other......................................      (2)         (1)         (1)
                                                ---         ---         ---
Effective income tax rates.................      35%         39%         40%
                                                ===         ===         ===

  During the fiscal years ended January 25, 1992 and January 26, 1991, the Company utilized $6.4 million and $28.8 million, respectively, of net operating loss carryforwards related to a prior acquisition. In fiscal year 1992, the Company also recognized $.4 million in investment tax credit carryforwards. The Company recognized the utilization of these carryforwards by reducing the recorded value of the acquired fixed assets by $.9 million and $9.8 million in fiscal 1992 and 1991, respectively, and by recording deferred credits of $1.7 million in fiscal 1992, which are included in other noncurrent liabilities on the balance sheet. Income tax

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

expense was not affected. The deferred credits are being amortized over the estimated useful lives of the acquired assets. As of January 30, 1993 the Company no longer had available any carryforwards.

  Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which will be implemented in the first quarter of the Company's fiscal year ending January 29, 1994, requires the adjustment of deferred taxes to give effect to enacted changes in tax laws or rates. The Company expects the cumulative effect on prior years of the change in accounting for income taxes to be approximately $1.5 million of income.

E. PENSIONS

  The Company has a non-contributory defined benefit retirement plan covering full-time employees who have attained twenty-one years of age and have completed one year of service. Benefits are based on compensation earned in each year of service. During fiscal 1993, the Board of Directors voted that no benefits would accrue under this plan after July 4, 1992. No gain or loss resulted from the curtailment of this plan. The Company also has an unfunded plan which provides additional retirement benefits for certain key employees and a non-contributory retirement plan covering directors who are not employees or officers of the Company.

  Net periodic pension cost under the Company's plans, presented in accordance with SFAS No. 87, includes the following components (in thousands):

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 25, JANUARY 26,
                                               1993        1992        1991
                                            ----------- ----------- -----------
Service cost...............................   $  722      $  793       $740
Interest cost on projected benefit               656         494        335
obligation.................................
Actual return on assets....................     (157)       (279)       (53)
Net amortization and deferrals.............      (81)        110        (75)
                                              ------      ------       ----
Net pension cost...........................   $1,140      $1,118       $947
                                              ======      ======       ====


  The following table sets forth the funded status of the Company's pension plans and the amounts recognized in the Company's balance sheets in accordance with SFAS No. 87 (in thousands):

                                         JANUARY 30, 1993    JANUARY 25, 1992
                                         ------------------  ------------------
                                         FUNDED   UNFUNDED   FUNDED   UNFUNDED
                                         -------  ---------  -------  ---------
Actuarial present value of accumulated
benefit obligation:
 Vested benefits.......................   $3,035    $ 1,010   $2,087  $     630
 Nonvested benefits....................    1,180        455    1,205        324
                                         -------  ---------  -------  ---------
                                          $4,215    $ 1,465   $3,292  $     954
                                         =======  =========  =======  =========
Projected benefit obligation...........   $4,215    $ 3,577   $3,849  $   2,263
Plan assets at fair market value.......    4,384         --    3,254         --
                                         -------  ---------  -------  ---------
Projected benefit obligation in excess
 of (less than) plan assets............     (169)     3,577      595      2,263
Unrecognized net loss from past
 experience different from that assumed
 and effects of changes in assumptions.       --     (1,853)    (550)    (1,014)
Prior service cost reduction not yet          52         --       68         --
recognized.............................
Unrecognized net obligation............     (249)      (154)      --       (165)
                                         -------  ---------  -------  ---------
Accrued (prepaid) pension cost included  $  (366) $   1,570  $   113  $   1,084
in balance sheets......................
                                         =======  =========  =======  =========

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

  The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 5.5%, respectively, in fiscal 1993 and 9.0% and 5.5%, respectively, in fiscal 1992. The expected long-term rate of return on assets used was 9.5%. The Company's funding policy is to contribute annually an amount allowable for federal income tax purposes. Pension plan assets consist primarily of fixed income and equity securities.

  Effective on July 4, 1992, the Company's 401(k) Savings Plan was amended so that non-highly compensated employees may make pre-tax contributions up to 15% of salary, as allowed under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions at 100% of the first one percent of salary and 50% of the next four percent, payable at the end of the year. Before the amendment became effective, eligible employees could make pre-tax contributions up to 10% of salary, and the Company matched contributions of the first five percent of salary at rates ranging from 25% to 50%. The Company's expense under this plan was $2,216,000 in fiscal 1993, $838,000 in fiscal 1992 and $499,000 in fiscal 1991.

F. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS

  The Financial Accounting Standards Board has issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." These standards require employers to recognize such benefits over the periods during which employees render services rather than at the time they are paid, which is the method used by most employers, including the Company. The Company will implement SFAS No. 106 and SFAS No. 112 in the first quarter of the Company's fiscal year ending January 29, 1994 and expects the cumulative effect on prior years of the change in accounting for these benefits to be an after-tax charge of approximately $.5 million.

G. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

   The major components of accrued expenses and other current liabilities are as follows:

                                                         JANUARY 30, JANUARY 25,
                                                            1993        1992
                                                         ----------- -----------
                                                         (53 WEEKS)
                                                             (IN THOUSANDS)
Sales and use taxes payable.............................   $18,634     $15,880
Employee compensation...................................    19,325      14,847
Insurance...............................................    21,090       9,479
Rent, utilities, advertising and other..................    46,942      46,254
                                                          --------     -------
                                                          $105,991     $86,460
                                                          ========     =======

H. SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          JANUARY 30,  JANUARY 25,   JANUARY 26,
                                             1993          1992         1991
                                          ----------- -------------- -----------
                                          (53 WEEKS)
                                                      (IN THOUSANDS)
Net sales:
 BJ's Wholesale Club..................... $1,786,916    $1,432,228   $1,149,590
 HomeBase................................  1,570,878     1,351,357    1,260,136
                                          ----------    ----------   ----------
                                          $3,357,794    $2,783,585   $2,409,726
                                          ==========    ==========   ==========

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          JANUARY 30,  JANUARY 25,   JANUARY 26,
                                             1993          1992         1991
                                          ----------- -------------- -----------
                                          (53 WEEKS)
                                                      (IN THOUSANDS)
Operating income:
 BJ's Wholesale Club (net of $5,500
   charge in FY 1992
   for cost to close Chicago clubs).....  $   35,366     $ 17,392     $ 11,613
 HomeBase (net of $3,400 charge in FY
   1992 and $8,800 charge in FY 1991 for
   discontinuation of HomeClub name and
   membership program)..................      47,170       42,077       31,646
                                          ----------     --------     --------
                                              82,536       59,469       43,259
General corporate expense...............       7,981        7,254        7,082
Interest on debt and capital leases            6,280        3,292        5,491
(net)...................................
                                          ----------     --------     --------
Income before income taxes..............  $   68,275     $ 48,923     $ 30,686
                                          ==========     ========     ========
Identifiable assets:
 BJ's Wholesale Club....................  $  364,154     $230,473     $185,732
 HomeBase...............................     590,344      439,469      381,257
 Corporate (cash, cash equivalents and
   marketable securities)...............      52,516      116,463       12,795
                                          ----------     --------     --------
                                          $1,007,014     $786,405     $579,784
                                          ==========     ========     ========
Depreciation and amortization:
 BJ's Wholesale Club....................  $   11,362     $  8,480     $  6,662
 HomeBase...............................      18,461       13,648       11,393
                                          ----------     --------     --------
                                          $   29,823     $ 22,128     $ 18,055
                                          ==========     ========     ========
Capital expenditures:
 BJ's Wholesale Club....................  $   89,765     $ 40,905     $ 20,936
 HomeBase...............................      76,083       33,377       13,934
                                          ----------     --------     --------
                                          $  165,848     $ 74,282     $ 34,870
                                          ==========     ========     ========

  Interest on capital leases is shown together with interest on debt. In prior years, interest on capital leases was included in each division's operating income. Previously reported amounts for fiscal 1992 and 1991 have been reclassified to conform with fiscal 1993's presentation.

I. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short maturity of these instruments.

Marketable Securities

  The fair value of the Company's marketable securities is based on quoted values provided by dealers of these securities.

                                   WABAN INC.

  FOR THE YEARS ENDED JANUARY 30, 1993, JANUARY 25, 1992 AND JANUARY 26, 1991

Real Estate Financings and General Corporate Debt

  The fair value of the Company's real estate financings and general corporate debt is estimated based on the current rates for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Subordinated Debt

  The fair value of the Company's subordinated debt is based on quoted market prices.

  The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                           JANUARY 30, 1993
                                                         ----------------------
                                                          CARRYING      FAIR
                                                           AMOUNT      VALUE
                                                         ----------  ----------
Cash and cash equivalents............................... $   35,644  $   35,644
Marketable securities...................................     16,872      16,924
Real estate financings..................................     (8,111)     (8,736)
General corporate debt..................................    (60,000)    (63,902)
Subordinated debt.......................................   (108,600)   (106,700)

J. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                        EARNINGS
                                                                                           PER
                               NET SALES       GROSS EARNINGS(A)   NET INCOME           SHARE(B)
                         --------------------- ----------------- ------------------    --------------
FISCAL QUARTER              1993       1992      1993     1992    1993       1992      1993     1992
- --------------           ---------- ---------- -------- -------- -------    -------    -----    -----
First................... $  736,012 $  616,850 $ 99,979 $ 83,479 $ 6,169    $ 4,396    $0.19    $0.15
Second..................    863,501    736,404  124,764  102,011  12,787      9,490     0.38     0.33
Third...................    820,648    693,782  115,771   95,707  11,198      5,515(c)  0.33     0.19(c)
Fourth..................    937,633    736,549  135,946  102,623  14,088(e)  10,608(d)  0.41(e)  0.33(d)
                         ---------- ---------- -------- -------- -------    -------    -----    -----
Full Year............... $3,357,794 $2,783,585 $476,460 $383,820 $44,242    $30,009    $1.31    $1.01
                         ========== ========== ======== ======== =======    =======    =====    =====

- --------
(a) Gross earnings equals net sales less cost of sales, including buying and occupancy costs.

(b) In accordance with Accounting Principles Board Opinion No. 15, the sum of quarterly per share earnings does not necessarily equal annual per share earnings. The per share earnings presented are fully diluted.

(c) Includes a post-tax charge of $3.3 million, or $.11 per share, for closing BJ's Wholesale Club's four locations in Chicago.

(d) Includes a post-tax charge of $2.1 million, or $.06 per share, for changing the name of the HomeClub division to HomeBase.

(e) Includes a post-tax gain of $2.3 million, or $.07 per share, from the disposal of real estate properties at BJ's.

NOTE: The fiscal year ended January 30, 1993 contained 53 weeks and its fourth quarter contained 14 weeks.

                                   WABAN INC.

                       CONSOLIDATED STATEMENTS OF INCOME

     FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 30, 1993 AND OCTOBER 24, 1992
                                  (UNAUDITED)

                                                         THIRTY-NINE WEEKS ENDED
                                                         -----------------------
                                                         OCTOBER 30, OCTOBER 24,
                                                            1993        1992
                                                         ----------- -----------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
Net sales..............................................  $2,699,080  $2,420,161
                                                         ----------  ----------
Cost of sales, including buying and occupancy costs....   2,324,094   2,079,647
Selling, general and administrative expenses...........     323,583     288,824
Interest on debt and capital leases (net)..............       9,067       3,055
                                                         ----------  ----------
  Total expenses.......................................   2,656,744   2,371,526
                                                         ----------  ----------
Income before income taxes and cumulative effect of
 accounting principle changes..........................      42,336      48,635
Provision for income taxes.............................      16,120      18,481
                                                         ----------  ----------
Income before cumulative effect of accounting principle      26,216      30,154
changes................................................
Cumulative effect of accounting principle changes (See          905          --
Note 4)................................................
                                                         ----------  ----------
  Net income...........................................  $   27,121  $   30,154
                                                         ==========  ==========
Income per common share:
 Primary earnings per share:
  Income before cumulative effect of accounting          $     0.79  $     0.91
principle changes......................................
  Cumulative effect of accounting principle changes....        0.03          --
                                                         ----------  ----------
  Net income...........................................  $     0.82  $     0.91
                                                         ==========  ==========
 Fully diluted earnings per share:
  Income before cumulative effect of accounting          $     0.78  $     0.90
principle changes......................................
  Cumulative effect of accounting principle changes....        0.03          --
                                                         ----------  ----------
  Net income...........................................  $     0.81  $     0.90
                                                         ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                                 WABAN INC.

                         CONSOLIDATED BALANCE SHEETS

          OCTOBER 30, 1993, JANUARY 30, 1993 AND OCTOBER 24, 1992
                                 (UNAUDITED)

                                             OCTOBER 30, JANUARY 30, OCTOBER 24,
                                                1993        1993        1992
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents................  $   32,129  $   35,644  $   23,386
  Marketable securities....................          --      16,872      74,043
  Accounts receivable (net)................      52,491      41,405      43,624
  Merchandise inventories..................     570,758     525,002     539,193
  Deferred income taxes....................      16,345      10,013       9,498
  Prepaid expenses.........................      19,029       9,211      11,410
                                             ----------  ----------  ----------
    Total current assets...................     690,752     638,147     701,154
                                             ----------  ----------  ----------
Property at cost:
  Land and buildings.......................     233,798     182,446     157,204
  Leasehold costs and improvements.........      73,907      70,132      65,675
  Furniture, fixtures and equipment........     217,553     183,235     174,366
                                             ----------  ----------  ----------
                                                525,258     435,813     397,245
  Less accumulated depreciation and             115,140      91,565      86,080
amortization...............................
                                             ----------  ----------  ----------
                                                410,118     344,248     311,165
                                             ----------  ----------  ----------
Property under capital leases..............      22,423      22,094      21,359
  Less accumulated amortization............       8,482       7,032       6,576
                                             ----------  ----------  ----------
                                                 13,941      15,062      14,783
                                             ----------  ----------  ----------
Other assets...............................       9,503       9,557       9,776
                                             ----------  ----------  ----------
    Total assets...........................  $1,124,314  $1,007,014  $1,036,878
                                             ==========  ==========  ==========
LIABILITIES
Current liabilities:
  Short-term debt..........................  $   25,000  $       --  $       --
  Current installments of long-term debt...      13,809       2,222       2,221
  Accounts payable.........................     305,034     239,017     282,939
  Accrued expenses and other current            108,391     105,991     107,537
liabilities................................
  Accrued federal and state income taxes...         486       3,923       5,518
  Obligations under capital leases due            1,449       1,197       1,005
within one year............................
                                             ----------  ----------  ----------
    Total current liabilities..............     454,169     352,350     399,220
                                             ----------  ----------  ----------
Real estate financings, exclusive of              4,092       5,889       5,900
current installments.......................
General corporate debt.....................      48,000      60,000      60,000
Subordinated debt..........................     108,600     108,600     108,600
Obligations under capital leases, less
 portion due within one year...............      17,211      18,141      17,924
Other noncurrent liabilities...............      17,806      15,856      15,329
Deferred income taxes......................       9,816       9,568       9,016
STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized
 190,000,000 shares, issued and outstanding
 33,091,099, 33,004,536 and 32,888,390
 shares....................................         331         330         329
Additional paid-in capital.................     322,140     321,252     319,620
Retained earnings..........................     142,149     115,028     100,940
                                             ----------  ----------  ----------
    Total stockholders' equity.............     464,620     436,610     420,889
                                             ----------  ----------  ----------
    Total liabilities and stockholders'      $1,124,314  $1,007,014  $1,036,878
equity.....................................
                                             ==========  ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 30, 1993 AND OCTOBER 24, 1992
                                  (UNAUDITED)

                                                       THIRTY-NINE WEEKS ENDED
                                                       -----------------------
                                                       OCTOBER 30, OCTOBER 24,
                                                          1993        1992
                                                       ----------- -----------
                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 27,121    $  30,154
  Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation and amortization of property.........    27,121       21,440
    Amortization of premium on marketable securities..         9        1,906
    Loss on property disposals........................       547          240
    Other non-cash items, net.........................       319          695
    Deferred income taxes.............................    (6,084)      (1,862)
    Increase (decrease) in cash due to changes in:
      Accounts receivable.............................   (11,086)     (13,799)
      Merchandise inventories.........................   (45,756)    (142,896)
      Prepaid expenses................................    (9,818)      (5,757)
      Other assets, net...............................        54       (1,379)
      Accounts payable................................    66,017       89,202
      Accrued expenses................................     9,428       25,099
      Accrued income taxes............................    (3,437)       1,108
      Other noncurrent liabilities....................     1,950        1,178
                                                        --------    ---------
  Net cash provided by operating activities...........    56,385        5,329
                                                        --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of marketable securities.......................    16,905      124,697
  Purchase of marketable securities...................        --     (130,093)
  Property additions..................................   (99,239)    (127,263)
  Property disposals..................................       123          115
                                                        --------    ---------
    Net cash used in investing activities.............   (82,211)    (132,544)
                                                        --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of short-term debt.......................    25,000           --
  Borrowings of long-term debt, net of issuance costs         --      106,031
of $2,569.............................................
  Repayment of long-term debt.........................    (2,210)      (2,041)
  Repayment of capital lease obligations..............    (1,007)        (694)
  Proceeds from sale and issuance of common stock.....       528          948
                                                        --------    ---------
    Net cash provided by financing activities.........    22,311      104,244
                                                        --------    ---------
    Net decrease in cash and cash equivalents.........    (3,515)     (22,971)
    Cash and cash equivalents at beginning of year....    35,644       46,357
                                                        --------    ---------
    Cash and cash equivalents at end of period........  $ 32,129    $  23,386
                                                        ========    =========
Supplemental cash flow information:
  Interest paid.......................................  $  6,802    $   3,927
  Income taxes paid...................................    23,559       19,235

    The accompanying notes are an integral part of the financial statements.

                                   WABAN INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 30, 1993 AND OCTOBER 24, 1992

  1. The results for the first nine months are not necessarily indicative of results for the full fiscal year because the Company's business, in common with the business of retailers generally, is subject to seasonal influences. HomeBase typically experiences higher sales levels during the spring, and BJ's Wholesale Club's heaviest sales volume occurs during the Christmas season.

  2. The financial statements are unaudited and reflect all normal recurring adjustments considered necessary by the Company for a fair presentation of its financial statements in accordance with generally accepted accounting principles.

  3. These interim financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Annual Report on Form 10-K for the fiscal year ended January 30, 1993.

  4. Effective January 31, 1993 (the first day of the current fiscal year), the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of these accounting principle changes increased (decreased) after-tax income by the following amounts (in thousands):

   SFAS No. 109, "Accounting for Income Taxes"......................... $1,616
   SFAS No. 106, "Employers' Accounting for Postretirement Benefits
    Other Than Pensions," net of tax benefit of $138...................   (210)
   SFAS No. 112, "Employers' Accounting for Postemployment Benefits,"
    net of tax benefits of $328........................................   (501)
                                                                        ------
                                                                        $  905
                                                                        ======

  5. Certain amounts in the prior year's financial statements have been reclassified for comparative purposes.

  6. Presented below is information relative to the operating results of the Company's business segments (in thousands):

                                  THIRTEEN WEEKS ENDED   THIRTY-NINE WEEKS ENDED
                                 ----------------------- -----------------------
                                 OCTOBER 30, OCTOBER 24, OCTOBER 30, OCTOBER 24,
                                    1993        1992        1993        1992
                                 ----------- ----------- ----------- -----------
Net sales:
 BJ's Wholesale Club...........   $484,644    $422,566   $1,403,410  $1,223,246
 HomeBase......................    413,002     398,082    1,295,670   1,196,915
                                  --------    --------   ----------  ----------
                                  $897,646    $820,648   $2,699,080  $2,420,161
                                  ========    ========   ==========  ==========
Operating income:
 BJ's Wholesale Club...........   $  8,810    $  6,335   $   22,693  $   18,077
 HomeBase......................      8,359      14,785       35,088      39,167
                                  --------    --------   ----------  ----------
                                    17,169      21,120       57,781      57,244
General corporate expense......      1,495       1,798        6,378       5,554
Interest on debt and capital         3,057       1,610        9,067       3,055
leases (net)...................
                                  --------    --------   ----------  ----------
Income before income taxes.....   $ 12,617    $ 17,712   $   42,336  $   48,635
                                  ========    ========   ==========  ==========
Warehouses in operation--end of
period:
 BJ's Wholesale Club...........         47          34           47          34
 HomeBase......................         90          86           90          86

                                   WABAN INC.

     FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 30, 1993 AND OCTOBER 24, 1992

  7. On November 16, 1993, the Company announced that it would take a pre-tax charge of approximately $100 million in the fourth quarter ending January 29, 1994 to cover nonrecurring expenses primarily related to repositioning its HomeBase division. The three major components of this charge consist of:

    1) closing or relocating approximately 16 HomeBase warehouses which have limited potential for long-term profitability. This group of warehouses consists mostly of older units which do not represent desirable locations or the current HomeBase prototype;

    2) closing all eight HomeBase warehouses in the Midwest markets of Chicago and Toledo; and

    3) liquidating discontinued merchandise.

  The fourth quarter charge will also include expenses related to the relocation of BJ's warehouse in Syracuse, New York, and certain nonrecurring administrative expenses incurred in connection with this restructuring.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH THE INFORMATION IS SET FORTH HEREIN.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
Preliminary Results for Fiscal 1994.......................................    7
Certain Investment Considerations.........................................   10
Use of Proceeds...........................................................   12
Capitalization............................................................   12
Selected Consolidated Financial Information...............................   13
Selected Information by Major Business Segment............................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   21
Management................................................................   33
Relationship with TJX.....................................................   35
Principal Stockholders....................................................   36
Description of Notes......................................................   37
Description of Certain Indebtedness.......................................   55
Underwriting..............................................................   56
Legal Matters.............................................................   56
Experts...................................................................   56
Index to Financial Statements.............................................  F-1


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  $100,000,000

                                   WABAN INC.


                                    % SENIOR
                               SUBORDINATED NOTES
                                    DUE 2004

                               ----------------

                                   PROSPECTUS

                               ----------------

                            BEAR, STEARNS & CO. INC.

                                     , 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

      Securities and Exchange Commission Registration Fee.............. $34,483
      National Association of Securities Dealers, Inc. Filing Fee......  10,500
      Rating Agency Fees...............................................    *
      Printing and Engraving Expenses..................................    *
      Legal Fees and Expenses..........................................    *
      Accounting Fees and Expenses.....................................    *
      Trustee Fees and Expenses........................................    *
      Blue Sky Fees and Expenses.......................................    *
      Miscellaneous....................................................    *
                                                                        -------
        Total.......................................................... $   *
                                                                        =======

- --------
* To be completed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The Registrant has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that such person is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if such person is found not to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except to the extent Delaware law permits broader contractual indemnification. These indemnification agreements provide procedures, presumptions and remedies which substantially strengthen the indemnification rights beyond those provided by the Registrant's Restated Certificate of Incorporation (the "Certificate") and by Delaware law.

  The Registrant's Certificate provides that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

  The rights to indemnification and the payment of expenses provided by the Registrant's Certificate do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Registrant's Certificate shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The Registrant's Certificate provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Registrant's Certificate or By-laws, or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

  Section 102(b) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its Certificate that its directors shall be exculpated from liability as provided under Delaware Law.

ITEM 16. EXHIBITS.

  The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

   EXHIBIT
   NUMBER  DESCRIPTION
   ------- -----------
     1.1*  Form of Underwriting Agreement
     4.1   Restated Certificate of Incorporation(1)
     4.2   Certificate of Designation(2)
     4.3   By-laws, as amended(3)
     4.4   Rights Agreement dated as of May 23, 1989 between the Company and
           First Chicago Trust Company of New York, formerly Morgan Shareholder
           Services Trust Company, as Rights Agent(1)
     4.5   Form of Indenture between the Company and the Trustee (including form of Note)
     4.6   Instruments with respect to other long-term debt of the Company and its consolidated subsidiaries are omitted pursuant to Item
           601(b)(4)(iii) of Regulation S-K since the total amount authorized under each such omitted instrument does not exceed 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

   EXHIBIT
   NUMBER  DESCRIPTION
   ------- -----------
     5.1*  Opinion of Hale and Dorr
    12.1   Calculation of Ratio of Earnings to Fixed Charges
    23.1   Consent of Coopers & Lybrand
    23.2*  Consent of Hale and Dorr (included in the opinion filed as Exhibit
           5.1).
    24.1   Power of Attorney (included in Part II of this Registration
           Statement under the caption "Power of Attorney and Signatures").
    25.1   Statement of Eligibility of Trustee (Form T-1)

- --------
 * To be filed by amendment.
(1) Incorporated hereby by reference to the similarly-numbered Exhibit to the Company's Form 10, as amended, (#1-10259)(the "Form 10").
(2) Incorporated herein by reference to Exhibit 28.1 to the Company's Form 10.
(3) Incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended January 27, 1990.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Natick, Commonwealth of Massachusetts on the 15th day of March, 1994.

                                          Waban Inc.


                                          By:      /s/ Herbert J Zarkin
                                              ---------------------------------
                                                      HERBERT J ZARKIN
                                                President and Chief Executive
                                                           Officer

                        POWER OF ATTORNEY AND SIGNATURES

  Each person whose signature appears below constitutes and appoints Herbert J Zarkin, Dale N. Garth and Edward J. Weisberger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Waban Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of March, 1994.

             SIGNATURES                         TITLE
             ----------                         -----

       /s/ Sumner L. Feldberg           Chairman of the Board
- -------------------------------------
         SUMNER L. FELDBERG

        /s/ Herbert J Zarkin            President, Chief
- -------------------------------------    Executive Officer and
          HERBERT J ZARKIN               Director (Principal
                                         Executive Officer)

          /s/ Dale N. Garth             Senior Vice President,
- -------------------------------------    Treasurer and Chief
            DALE N. GARTH                Financial Officer
                                         (Principal Financial
                                         Officer)

      /s/ Edward J. Weisberger          Vice President--Finance
- -------------------------------------    (Principal Accounting
        EDWARD J. WEISBERGER             Officer)

      /s/ S. James Coppersmith          Director
- -------------------------------------
        S. JAMES COPPERSMITH

             SIGNATURES                         TITLE

       /s/ Stanley H. Feldberg          Director
- -------------------------------------
         STANLEY H. FELDBERG

          /s/ Allyn L. Levy             Director
- -------------------------------------
            ALLYN L. LEVY

         /s/ Arthur F. Loewy            Director
- -------------------------------------
           ARTHUR F. LOEWY

        /s/ Thomas J. Shields           Director
- -------------------------------------
          THOMAS J. SHIELDS

         /s/ Lorne R. Waxlax            Director
- -------------------------------------
           LORNE R. WAXLAX

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER  DESCRIPTION                                                 PAGE NO.
   ------- -----------                                                 --------
     1.1*  Form of Underwriting Agreement
     4.1   Restated Certificate of Incorporation(1)
     4.2   Certificate of Designation(2)
     4.3   By-laws, as amended(3)
     4.4   Rights Agreement dated as of May 23, 1989 between the
           Company and First Chicago Trust Company of New York,
           formerly Morgan Shareholder Services Trust Company, as
           Rights Agent(1)
     4.5   Form of Indenture between the Company and the Trustee
           (including form
           of Note)
     4.6   Instruments with respect to other long-term debt of the
           Company and its consolidated subsidiaries are omitted
           pursuant to Item 601(b)(4)(iii) of Regulation S-K since
           the total amount authorized under each such omitted
           instrument does not exceed 10 percent of the total assets
           of the Company and its subsidiaries on a consolidated
           basis. The Company hereby agrees to furnish a copy of any
           such instrument to the Securities and Exchange Commission
           upon request.
     5.1*  Opinion of Hale and Dorr
    12.1   Calculation of Ratio of Earnings to Fixed Charges
    23.1   Consent of Coopers & Lybrand
    23.2*  Consent of Hale and Dorr (included in the opinion filed as Exhibit 5.1).
    24.1   Power of Attorney (included in Part II of this
           Registration Statement under the caption "Power of
           Attorney and Signatures").
    25.1   Statement of Eligibility of Trustee (Form T-1)
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 * To be filed by amendment.
(1) Incorporated hereby by reference to the similarly-numbered Exhibit to the
    Company's Form 10, as amended, (#1-10259)(the "Form 10").
(2) Incorporated herein by reference to Exhibit 28.1 to the Company's Form 10.
(3) Incorporated herein by reference to Exhibit 3.2 of the Company's Annual
    Report on Form 10-K for the fiscal year ended January 27, 1990.